Exhibit 2.1

Execution Copy

SHARE PURCHASE AND SALE AGREEMENT

AND OTHER PACTS

executed on

January 15th, 2018

by and between

RICARDO GOMES CLEMENTE

PEDRO HENRIQUES DOS SANTOS TEIXEIRA

JORGE LUIZ DE BRITO FALCÃO

HUBERT AUREO CERQUEIRA LIMA DA FONSECA

LÉLIO DE SOUZA JÚNIOR

DLR2 INVESTIMENTOS E PARTICIPAÇÕES LTDA.

RAFAEL GOMES CLEMENTE

ANDRE REGO MACIEIRA

JUAN PEDRO ALVES LOPES

CARLOS ERICH KRÄMER NETO

as Sellers

RIGNET SERVIÇOS DE TELECOMUNICAÇÕES BRASIL LTDA.

as Buyer

and as intervening party

INTELIE SOLUÇÕES EM INFORMÁTICA S.A.

RIGNET, INC.

Execution Copy

SCHEDULES:

Appendix I – Sellers Corporate Interest

Appendix II – Working Capital

Schedule 2.1.1. – Transfer Deed

Schedule 2.2.1. – Distribution of the Earn-Out Purchase Price Among Sellers

Schedule 2.6. – Sellers’ Bank Accounts

Schedule 3.1. – Earn-out Criteria

Schedule 3.1.6. – Relevant Matters for the Company’s Business

Schedule 4.1(v) – Registration Rights Agreement

Schedule 4.1(vi) – Pending Documents

Schedule 4.6(ii) – Estimated Working Capital

Schedule 4.6(iii) – Employment Agreement

Schedule 4.6(iv) – CD-ROM with Due Diligence Documents

Schedule 4.8.2. – Sellers’ Power-of-Attorney to Buyer

Schedule 5.1. – Non-Compete Individuals

Schedule 6.1.2 – Corporate Status

Schedule 6.1.6. – Financial Statements

Schedule 6.1.10(a) – Company’s Intellectual Property

Schedule 6.1.10(b) – Third Party’s Intellectual Property

Schedule 6.1.10(c) –Intellectual Property Used by Third Parties

Schedule 6.1.12. – Tangible Assets

Schedule 6.1.13. – Litigation

Schedule 6.1.14. – Labor

Schedule 6.1.15 – Licenses

Schedule 6.1.16 – Tax

Execution Copy

Schedule 6.1.17. – Material Agreements

Schedule 6.1.18. – Contract List

Schedule 6.1.19 – Powers of Attorney

Schedule 6.1.20. – Insurance

Schedule 6.1.21. – Environmental

Schedule 6.1.23 – Notice of any Governmental Authority

Schedule 6.1.27 – Indebtedness and Accounts Payable

Execution Copy

SHARE PURCHASE AND SALE AGREEMENT AND OTHER PACTS

This Share Purchase and Sale Agreement and Other Pacts (“Agreement”) is entered on this January 15th, 2018, by and between:

i.	RigNet Serviços de Telecomunicações Brasil Ltda., a limited liability company organized and existing in accordance with the laws of Brazil, with head offices at Av. Rio Branco, 181, 18th floor, room 1901, Centro, Zip Code 20040-007, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 13.231.598/0001-71, herein represented by its manager, Mr. Cícero Augusto Oliveira Alencar, Brazilian, widower, accountant, bearer of ID No. 026.938-8 CRC/RJ, enrolled with CPF/MF under No. 268.425.057-04, resident and domiciled at Rua Cassiano Ricardo, 132, house 102, Ilha do Governador, Zip Code 21920-410, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Buyer”);

ii.	Ricardo Gomes Clemente, Brazilian, married under the partial property regime, businessman, bearer of ID No. 12.813.074-7, issued by IFP/RJ, enrolled with CPF/MF under No. 091.304.257-94, resident and domiciled at Rua Guimarães Natal, 19, apto. 201, Copacabana, Zip Code 22011-090, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Ricardo”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Ana Laura Caiado Canedo Clemente, Brazilian, Medical Doctor, bearer of ID No. 3776154, enrolled with the CPF/MF under No. 898.680.801-4;

iii.	Pedro Henriques dos Santos Teixeira, Brazilian, married under the partial property regime, businessman, bearer of ID No. 10.805.037-9, issued by IFP/RJ, enrolled with CPF/MF under No. 102.546.347-10, resident and domiciled at Rua Einstein, 88, apto. 204, Barra da Tijuca, Zip Code 22611-240, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Pedro”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Gabriela Caroli de Souza, Brazilian, Dentist, bearer of ID No. 20.233.206-0, enrolled with the CPF/MF under No. 106.590.007-41;

iv.	Jorge Luiz de Brito Falcão, Brazilian, single, businessman, bearer of ID No. 11.300.017-8, issued by IFP/RJ, enrolled with CPF/MF under No. 084.355.917-94, resident and domiciled at Av. Padre Antônio José dos Santos, 530, apto. 171W, Brooklin Paulista, Zip Code 04563-01, City of São Paulo, State of São Paulo, Brazil (“Jorge Luiz”);

v.	Hubert Aureo Cerqueira Lima da Fonseca, Brazilian, single, businessman, bearer of ID No. 020.194.946-8, issued by IFP/RJ, enrolled with CPF/MF under No. 098.668.307-80, resident and domiciled at Rua Esteves Junior, 72, apto. 301, Laranjeiras, Zip Code 22231-160, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Hubert”);

vi.	Lélio de Souza Júnior, Brazilian, married under the partial property regime, engineer, bearer of ID No. 14.103.9097-7, issued by IFP/RJ, enrolled with CPF/MF under No. 988.963.346-91, resident and domiciled at Rua Silva Correia, 153, apto. 11, Vila Nova Conceição, Zip Code 04537-040, City of São Paulo, State of São Paulo, Brazil (“Lélio”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Juliana Vinhoti Marting, Brazilian, Food Engineer,bearer of ID No. 26.352.390-1, issued by SSP/SP, enrolled with the CPF/MF under No. 285.651.958-05;

vii.	DLR2 Investimentos e Participações Ltda., a limited liability company organized and existing in accordance with the laws of Brazil, with head offices at Av. Presidente Vargas, 290, 6th floor, Centro, Zip Code 20091-060, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 17.686.352/0001-45, herein represented by its manager, Mr. Lélio de Souza Júnior, qualified above, and Mr. Rodrigo de Queiroz Caserta, Brazilian, married under the partial property regime, bearer of ID No. 09998311-6 IFP/RJ, enrolled with CPF/MF under No. 071.623.027-50, resident and domiciled at Rua Volta Redonda, 270, apto. 31, Torre Figueira, Campo Belo, CEP 04608-010, City of São Paulo, State of São Paulo, Brazil (“DLR2”);

viii.	Rafael Gomes Clemente, Brazilian, single, engineer, bearer of ID No. 12.055.172-6, issued by IFP/RJ, enrolled with CPF/MF under No. 087.321.187-16, resident and domiciled at Rua Guimarães Natal, 19, apto. 201, Copacabana, Zip Code 22011-090, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Rafael”);

ix.	André Rego Macieira, Brazilian, married under the partial property regime, engineer, bearer of ID No. 012.655.008-6, enrolled with CPF/MF under No. 053.662.027-01, resident and domiciled at Rua Roberto Dias Lopes, 59, apto. 301, Leme, Zip Code 22.010-110, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“André”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Tatiana Holanda Cavalcanti Sirimarco Macieira, Brazilian, Lawyer, bearer of ID No. 124193 OAB/RJ, enrolled with the CPF/MF under No. 084.318.467-12;

x.	Juan Pedro Alves Lopes, Brazilian, married under the partial property regime, programmer, bearer of ID No. 20.550.697-5, enrolled with CPF/MF under No. 124.212.067-07, resident and domiciled at Rua Antonio Basílio, 227, flat 403, Tijuca, ZIP Code 20.511-190, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Juan”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Jacqueline Abreu do Nascimento Telles Rodrigues Lopes, Brazilian, programmer, bearer of ID No. 20754939-5, enrolled with the CPF/MF under No. 115.341.187-30; and

xi.	Carlos Erich Krämer Neto, Brazilian, married under the partial property regime, designer, bearer of ID No. 12484408-5, enrolled with CPF/MF under No. 089.513.687-26, resident and domiciled at Rua Borda do Mato, 298, flat 511, Grajaú, CEP 20.561-208, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Carlos”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Rosselline Wanderoscky de Oliveira, Brazilian, professor, bearer of ID No. 12317757-8, enrolled with the CPF/MF under No. 055.234.907-09;

Ricardo, Pedro, Jorge Luiz, Hubert, Lélio, DLR2, Rafael, Andre, Juan and Carlos are jointly referred to as the “Sellers”. Ricardo, Pedro, Jorge Luiz and Lelio, in separate, may also be referred to as the “Executive Group”; and, as intervening parties,

xii.

Intelie Soluções em Informática S.A., a sociedade anônima organized and existing in accordance with the laws of Brazil, with head offices at Av. Rio Branco, 277, room 301, Centro, Zip Code 20040-009, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 10.454.306/0001-71, herein represented by its managers, Mr. Ricardo Gomes Clemente, qualified above, and Mr. Pedro Henriques dos Santos Teixeira, qualified above (“Intelie Brazil” and together with Intelie USA, the “Company”); and

xiii.	RigNet, Inc., a company organized and existing in accordance with the laws of the State of Delaware, with head offices at 15115 Park Row, Suite 300, Houston, Texas, USA, herein represented by its Chief Executive Officer, Mr. Steven Pickett (“RigNet”).

RECITALS

A.	WHEREAS, Sellers are owners in the aggregate, of 100% of the outstanding shares of the Company, free and clear of any Liens, and divided among Sellers as indicated in Appendix I;

B.	WHEREAS, Buyer is a leading global specialized provider of customized systems and solutions serving customers with complex data networking and operational requirements. The Company is a Brazilian company engaged in providing technology services and development of real time analytics and data-driven project planning software for the oil & gas, e-commerce and financial services industries (“Business”).

C.	WHEREAS, in reliance upon the representations, warranties, covenants and agreements and subject to the terms and conditions contained herein, Buyer wishes to purchase from Sellers and Sellers wish to sell to Buyer the totality of the shares of the Company, consisting of 942,450 shares (“Shares”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Buyer and the Sellers (individually, a “Party” and, collectively, the “Parties”) mutually agree as follows:

1.	DEFINITIONS

1.1. Defined Terms. Capitalized terms used throughout this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly Controlling, Controlled by, or is under direct or indirect Control with such Person from time to time, (ii) any individual who is or becomes a manager, director or officer of the relevant Person, (iii) any spouse, ascendant or descendant up to 1st (first) degree of any of the foregoing; and (iv) any Person directly or indirectly Controlled by any of the foregoing.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Applicable Exchange Rate” means the actual selling rate at which American Dollars are converted into Brazilian Reais or, as the case may be, Brazilian Reais are converted into American Dollars as reported by the Brazilian Central Bank on the SISBACEN Data System under transaction code PTAX-800 (buy mode) at the end of the business day prior to that of each event.

“Applicable Laws” means any applicable statute, law, regulation, ordinance, rule, judgment, order, decree, approval, grant, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Basket” has the meaning set forth in Section 8.2.1 of this Agreement.

“Baseline Revenue” shall mean, for the first period, the twelve months before August 31, 2017 in the amount of US$265,000.00 (two hundred sixty five thousand US Dollars) and, for the following periods, the actual Licensed SaaS revenue for the immediately preceding twelve-month period, starting on September 1st, 2017, except where disposed otherwise in this Agreement. For the avoidance of doubt, this calculation should follow the methodology of Schedule 3.1 hereto.

“Brazilian Civil Code” means the Law No. 10,406, dated as of January 10, 2002, as amended or replaced from time to time (Código Civil Brasileiro).

“Brazilian Civil Procedure Code” means the Law No. 13,105, dated as of March 16, 2015, as amended or replaced from time to time (Código de Processo Civil Brasileiro).

“Brazilian GAAP” means the Brazilian Generally Accepted Accounting Principles, according to the Brazilian Accounting Rules regulated by the Committee of Accounting Rules (Conselho de Pronunciamentos Contábeis) as consistently applied up to this date by the Company.

“BSA” has the meaning set forth in Section 5.8.16 of this Agreement.

“Business” has the meaning set forth in Recital B of this Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which the banks in the cities of São Paulo and/or Rio de Janeiro are required or permitted to be closed for all or part of their customary hours of operation, simultaneously in each city or individually.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Cash and Cash Equivalent” means all cash and all cash equivalents determined in accordance with Brazilian GAAP.

“Change of Control” means an event where any Person acquires the Control (as defined below) of RigNet, other than a direct or indirect acquisition by KKR & Co. L.P or any of its Affiliates.

“Closing Date” has the meaning set forth in Sections 4.4. of this Agreement.

“Closing” has the meaning set forth in Section 4.5. of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company’s Indemnification Claim” has the meaning set forth in Section 8.4. of this Agreement.

“Commercial Registry” means the competent Junta Comercial of each of the States of the Federative Republic of Brazil where the Company is required to file an act.

“Company’s Financial Statements” means the unaudited financial statements (balance sheets and profit and loss statements) of the Company as prepared by its current accounting firm (L.A. Contab) dated November 30th, 2017, attached hereto as Schedule 6.1.6.

“Contract List” has the meaning set forth in Section 6.1.18. of this Agreement.

“Control” including, with its correlative meanings “Controlled by” and “under common Control with” means, in connection with a given Person, the right to, directly or indirectly, either (i) elect more than fifty percent (50%) of the directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise.

“Corporate Reorganization Documents” means (a) the transformation of the Company into a corporation (sociedade anônima) and (b) the transfer of the issued shares of the Company among the Sellers to compose the capital distribution described in Appendix I upon their registration in the Company’s Registry Log Book of Transfer of Shares (Livro de Transferência de Ações Nominativas) and in the Company’s Share Registry Book (Livro de Registro de Ações), to be held as soon as item “a” above is filed with the Commercial Registry.

“Defense” has the meaning set forth in Section 8.4. of this Agreement.

“Earn-out Amounts” has the meaning set forth in Section 3.1. of this Agreement.

“Effective Working Capital” means the Working Capital of the Company on the Closing Date.

“Estimated Working Capital” means the actual Working Capital of the Company as shown on the Financial Statements dated November 30, 2017.

“Exchange Act” has the meaning set forth in Section 5.8.3 of this Agreement.

“First Earn-out Purchase Price Payment” has the meaning set forth in Section 2.3.2. of this Agreement.

“Fourth Earn-out Purchase Price Payment” has the meaning set forth in Section 2.3.5 of this Agreement.

“Fraud”/”Fraudulent” means any action or omission intentionally undertaken by Sellers in a manner to deceive, hide, change or fake any information, data or document of Sellers and/or the Company during the Legal Due Diligence or for purposes of negotiation of the terms and conditions of this Agreements, its Appendixes and Schedules.

“Government Official” means an official or employee of any Government and any candidate for public office, or any person acting in an official capacity for or on behalf of a Government.

“Government” means any department, agency, instrumentality, subdivision or other body of any federal, regional, or municipal government, any commercial or similar entity controlled or owned (whether partially or completely), including any state-owned and state-operated companies or enterprises, any international organizations such as the United Nations or the World Bank, and any political party.

“Governmental Authority” means any national, state, regional, municipal or local body or government, multilateral or similar organization or any other agency, instrumentality or political subdivision thereof, and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions or authority and any Person having received delegated authority from any of the above, as well as any judicial authority of Brazil and the United States of America.

“Incremental SaaS Revenue” means recurring, licensed Software-as-a-Service revenues received pursuant to contracts with gross margin of at least 70% in accordance with US GAAP consistently applied.

“Indebtedness” means any and all: (a) indebtedness for money borrowed from banks and others and purchase money indebtedness, including leasing; (b) obligations to pay any amounts that are recognized as due by the Company, including delinquent and unpaid Accounts Payable in the original date of payment or renegotiated; (c) all obligations for the deferred purchase price of property, goods or services that have already been received by the Company; (d) all obligations evidenced by bonds, debentures, notes, drawn letters of credit, or similar instruments; (e) all obligations in respect of expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants hired by the Company including those services hired for purposes of negotiating this Agreement; and (f) accrued interest or penalties of any nature due but unpaid related to an indebtedness contained in item (a) of this Definitions.

“Indemnification Claim Notice” has the meaning set forth in Section 8.4. of this Agreement.

“Indemnified Loss” or “Indemnified Losses” has the meaning set forth in Section 8.1. of this Agreement.

“Initial Purchase Price Payment” has the meaning set forth in Section 2.3.1(i) of this Agreement.

“Intelie USA” means Intelie Technology, LLC a limited liability company organized under the laws of the State of Texas and wholly-owned subsidiary of the Company,

“Intellectual Property” means (a) all inventions, industrial designs and models, all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, services marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all domain names; (h) all other intellectual property rights; and (i) all copies and tangible embodiments of Intellectual Property rights thereof (in whatever form or medium).

“Knowledge” or “to the Knowledge” means the actual knowledge of a natural person.

“Labor Allowances” means the amounts that are provisioned under Brazilian GAAP for payment of unpaid (unused) overdue vacation, 13th salary, bonus, overtime and accumulated hours bank, as well as any other related labor charges recognized in relation to the employees but not paid yet by the Closing Date.

“Legal Due Diligence” means the legal due diligence conducted in the Company by Buyer and its advisors with legal, financial and account information and operational routine adopted by the Company, which final report was issued on December 2017.

“Legend” has the meaning set forth in Section 2.4. of this Agreement.

“Licensed SaaS” means any Software-as-a-Service revenue sources by the Company on each year or fiscal year, or larger period, when so described in the applicable section of this Agreement, including software related revenues sources. The first period will be larger than one year, and will be comprised of the period between August 15, 2017 (starting date) and the 12 months following the Closing Date (e.g. December 2018 if closing happens in December 2017).

“Lien” means any guarantee right, mortgage, lien, usufruct, fiduciary transfer (alienação fiduciária), pledge, encumbrance or other security interest or any preferential arrangement (including a securitization transaction) that has the practical effect of creating a security interest.

“Loss” or “Losses” means any direct damage, fine, debt, conviction, penalty, any obligation convertible in a pecuniary obligation or disbursement related to such obligation, including interests for obligations not paid on time or for loans, fines and monetary adjustment for obligations not paid on time or for loans, reasonable legal fees (from mutually agreed counsels) and legal costs arising from a judicial decision, final arbitration award or bank guarantee undertaken before the Closing Date as necessary to ensure judicial appeals; as well as any obligation that shall be supported by the Company and/or Buyer (including legal fees from a mutually agreed counsel and other related expenses that fall upon the description of Loss as per the previous sentences of the definition above) not related to a lawsuit.

“Material Adverse Effect” means, when used in respect of any change, event or fact, that such change, event or fact affects in a materially adverse manner the business, assets, financial conditions or results of operations of the Company.

“Material Agreement” means any agreement that (i) involves revenues or expenses for the Company greater than R$ 100,000 (one hundred thousand) over a period of 12 (twelve) months or (ii) the breach of which would result in a Material Adverse Effect.

“OFAC” has the meaning set forth in Section 5.8.16 of this Agreement.

“Ordinary Course of Business” means, when used in respect of the operations of the Company, the management of the Company in a manner, nature, scope and/or magnitude consistent with its past practice.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Payables” means any obligation other than Indebtedness, incurred jointly or individually, as principal or as guarantee or otherwise, for payment or repayment in cash, current or future, existing or contingent, including by means of issue of securities acknowledged by Brazilian GAAP.

“Period of Cure” has the meaning set forth in Section 5.4.1. of this Agreement.

“Permits” means permits, licenses, consents, franchises, easements, notices, certificates, approvals, registrations and/or authorizations issued by any Governmental Authority in Brazil or in the United States of America.

“Person” means an individual or any legal entity, such as a corporation, company, partnership, limited partnership, limited liability company, limited liability partnership, investment fund, whether having legal personality or not, or any other entity, including the Parties to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.2. of this Agreement.

“Real” or “Reais” means the legal currency of Brazil.

“Receivables” means all due rights to payments, invoiced or not, from payers of products or services, in accordance with the rules of Brazilian GAAP.

“RigNet” has the meaning set forth in the Preamble of this Agreement.

“SEC” has the meaning set forth in Section 5.8.2. of this Agreement.

“Second Earn-out Purchase Price Payment” has the meaning set forth in Section 2.3.3. of this Agreement.

“Selic” means the interest rate per annum defined by the Monetary Police Committee of the Central Bank of Brazil based on the average daily rate of loan transactions guaranteed by federal government securities and controlled by the Special Settlement and Custody System, to be used based on its current value at the date of each particular event. If this interest rate is no longer provided by the Central Bank of Brazil, the Parties shall agree on the most closely comparable rate in substitution.

“Sellers’ Party” has the meaning set forth in Section 6.1.25. of this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 10.17(a) of this Agreement.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Shares” has the meaning set forth in Recital C of this Agreement.

“Stock” means issued common shares of RigNet.

“Stock Initial Purchase Price Payment” has the meaning set forth in Section 2.3.1(ii) of this Agreement.

“Tax Returns” means any tax return obligation, including, but not limited to, corporate tax income tax return (DIPJ), calculation of actual income ledger (LALUR), transitional accounting and tax control (FCONT), social contributions calculation return (DACON), withholding income tax return (DIRF), tax debts and tax credits return (DCTF), offset return and refund request (PER/DCOMP), return about real estate activities (DIMOB), Payment Guide to FGTS (Time of Service Guarantee Fund) / Information related to Social Security Return (GFIP/SEFIP), Digital Tax Accounting-Digital Accounting Bookkeping (EFD-ECD), Digital Tax Accounting-Social Security Contributions (EFD-Contribuições), Digital Accounting Public System (SPED Contábil) and E-Social.

“Taxes” means any existing or future taxes, charges, duties, levies or contributions of any nature levied in respect of income, corporation, gross receipts or revenue, service, financial, withholding, payroll, employment, severance, profits, gains, capital stock, capital or customs duty, franchise, property, wealth, environmental, stamp, excise, occupation, sales, use, transfer, value added, minimum, estimated or any other charge in the nature of taxation or social contribution of any nature whatsoever, whether payable directly or by withholding (including any regulatory fees, assessments, or other fees or charges in the nature of or in lieu of any tax) imposed by any Governmental Authority with jurisdiction over the Company, including any interests thereon and penalties, fines or additional amounts in relation or attributable thereto and any payments made in or in relation thereto, imposed by any Governmental Authority and all amounts payable pursuant to any agreement or arrangement with respect to Taxes and including liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise.

“Territory” has the meaning set forth in Section 5.1. of this Agreement.

“Third Earn-out Purchase Price Payment” has the meaning set forth in Section 2.3.4. of this Agreement.

“Third Party’s Indemnification Claim” has the meaning set forth in Section 8.4. of this Agreement.

“Total SaaS Revenue” means for any twelve-month period, the actual Licensed SaaS revenue for such period, if not particularly extended in each section of this Agreement.

“US GAAP” means the Generally Accepted Accounting Principles in the United States of America as consistently applied by the Company.

“USA Freedom Act” has the meaning set forth in Section 5.8.16. of this Agreement.

“VWAP” means the Volume Weighted Average Price means, for any date of determination, the volume weighted average price per Buyer’s Share on such date, calculated on the basis of trades executed on the New York Stock Exchange, between the hours of 9:30 a.m. and 4:00 p.m. on such date.

“Working Capital” means, in relation to the Company, the result of: (i) the sum of (a) the amount of Receivables from clients, (b) the amount of recoverable Taxes, (c) the amount of Cash and Cash Equivalents; minus (ii) the sum of (aa) the amount of Payables, (bb) the amount of Labor Allowances, (cc) the amount of Taxes payable, (dd) any other accounts of the current liabilities that Sellers may create, in each case as such line item is shown on the illustration on Appendix II hereto. Appendix II hereto contains a spreadsheet illustrating the exclusions aforementioned and the calculation of Working Capital utilizing the Company’s balance sheet as of November 30, 2017. The Parties agree that all calculations of the Company’s Working Capital for purposes of this Agreement shall be calculated in a manner consistent with the calculation of Working Capital as set forth on Appendix II hereto and in the event of any inconsistency between this definition and the example calculations set for on Appendix II hereto, the example calculations set forth on Appendix II hereto shall control.

1.2. Interpretation. Unless the context requires otherwise, the interpretation of the terms used in this Agreement shall observe the following:

(a)	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(b)	Headings of each section are inserted for convenience only and shall not affect the construction of this Agreement;

(c)	References to the Parties include their respective successors and permitted assignees;

(d)	References to one gender includes all genders, and the singular shall include the plural and vice versa;

(e)	Where any word or phrase is given a defined meaning in this Agreement, any other grammatical form of that word or phrase shall have the same meaning;

(f)	The words “include” and “including” shall be deemed to include “without limitation”;

(g)	The words “herein,” “hereof”, “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety (including the Schedules) and not to any particular provision hereof; and

(h)	This Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

2.	SALE AND PURCHASE

2.1. Purchase and Sale. On the terms and subject to the representations, warranties, covenants and conditions set forth in this Agreement, Sellers agree to sell, assign and transfer the Shares to Buyer on the Closing Date, as defined below, and Buyer agrees to purchase, itself and/or through any of its Affiliates in Brazil, the Shares from Sellers on the Closing Date, as defined hereinafter.

2.1.1. The purchase and sale of the Shares shall be implemented upon the execution of the deed of transfer of shares in the Company’s Registry Log Book of Transfer of Shares (Livro de Transferência de Ações Nominativas) and registration in the Company’s Share Registry Book (Livro de Registro de Ações) maintained at the head office of the Company on the Closing Date, in the form attached hereto as Schedule 2.1.1. (the “Transfer Deed”).

2.2. Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration for the acquisition of the Shares, the Non-Compete and Non-Solicitation/Non-Hire Covenant, the price to be paid by Buyer to Sellers shall be the amount in Reais equivalent to sum of Sections 2.3.1(i) and (ii) and 2.3.2 through 2.3.5 below (the “Purchase Price”).

2.2.1. The Purchase Price shall be paid to Sellers in the proportion established in Appendix I as directed by the Sellers’ Representative, except for payments due in accordance with Sections 2.3.2 to 2.3.5 which shall be paid pursuant to the proportion established in Schedule 2.2.1 of this Agreement.

2.3. Payment of the Purchase Price. The Purchase Price shall be paid as follows:

2.3.1. On the Closing Date a portion of the Purchase Price:

(i) in the amount of R$10,580,025.00 (ten million, five hundred eighty thousand, twenty five Reais) shall be paid in immediately available funds to Sellers in Brazil through a bank wire transfer to their designated Brazilian bank accounts (“Initial Purchase Price Payment”).

(ii) subject to the provisions of Section 2.4 below, that number of Stock of RigNet equivalent to US$ 7,500,000.00 (seven million five hundred thousand US Dollars) shall be purchased from RigNet by the Buyer and delivered to Sellers in Brazil at Closing (“Stock Initial Purchase Price Payment”);

2.3.2. At the first anniversary of the Closing Date a portion of the Purchase Price in that number of Stock of RigNet equivalent to US$ 3,000,000.00 (three million US Dollars) shall be purchased from RigNet by the Buyer and delivered to Sellers in Brazil within the term provided for in Section 2.3.6 provided the conditions of Section 3.1.1 below are met (“First Earn-out Purchase Price Payment”).

2.3.3. At the second anniversary of the Closing Date a portion of the Purchase Price in that number of Stock of RigNet equivalent to US$ 4,500,000.00 (four million five hundred thousand US Dollars) shall be purchased from RigNet by Buyer and delivered to Sellers in Brazil within the term provided for in Section 2.3.6 provided the conditions of Section 3.1.2 below are met (“Second Earn-out Purchase Price Payment”).

2.3.4. At the third anniversary of the Closing Date a portion of the Purchase Price in that number of Stock of RigNet equivalent to US$ 7,500,000.00 (seven million five hundred thousand US Dollars) shall be paid by Buyer and delivered to Sellers in Brazil within the term provided for in Section 2.3.6 provided the conditions of Section 3.1.3 below are met (“Third Earn-out Purchase Price Payment”).

2.3.5. At the third anniversary of the Closing Date a portion of the Purchase Price in that number of Stock of RigNet equivalent to up to US$ 2,000,000.00 (two million US Dollars) shall be paid by Buyer and delivered to Sellers in Brazil within the term provided for in Section 2.3.6, free of any Lien, provided the conditions of Section 3.1.4 below are met (“Fourth Earn-out Purchase Price Payment”).

2.3.6. The number of Stock to be issued according to Sections 2.3.1(ii) and 2.3.2 through 2.3.5 shall be based on the 20 (twenty) day VWAP immediately prior to the third Business Day before to the Closing Date or before the applicable anniversary of the Closing Date, as the case may be.

2.4 Restrictions on the Purchase and Sale of Stock. Sellers agree that the Stock received from Buyer pursuant to Sections 2.3.1 (ii), 2.3.2 through 2.3.5 shall be subject to the legend set forth in Section 5.8.5 below providing for Sellers’ restriction on the transfer of the Stock (“Legend”). For Section 2.3.1(ii), the first paragraph of the Legend shall be limited to a portion of the stock described in Section 2.3.1(ii) corresponding, at the time such stock is delivered, to USD 2,75 million, and will remain in full force and effect for a period of 12 (twelve) months after Closing, being automatically released afterwards, except as provided herein. For Sections 2.3.2 through 2.3.5, the Legend shall remain in full force and effect on the totality of the Stock for a period of up to 3 (three) years after the Closing, except as provided herein, the Company shall cause the Legend to be removed by the transfer agent immediately upon termination of such period, regardless of any prior request or notice from Sellers. After the periods above, the Legend shall be removed from such Stock except with respect to that number of shares of Stock in the amount necessary to satisfy all Losses derived from an Indemnification Claim Notice, pursuant to the terms of Sections 8.4.and 8.7. In case of a Loss confirmed under the procedures of Section 8.4, et. seq., of this Agreement, Buyer and RigNet shall be entitled to cancel that number of shares of the Stock in that amount, based on the 20 (twenty) day VWAP immediately prior to the third Business Day prior to the confirmation date, necessary to satisfy the Loss.

2.4.1. In addition to the Legend in Section 2.4, above, all Stock issued pursuant to Sections 2.3.1(ii), 2.3.2 through 2.3.5. shall be subject the Legend in Section 5.8.5 with respect to the US Federal Securities’ Law.

2.4.2. The first paragraph of the Legend shall remain in full force in effect for such three year period described above unless annual Total SaaS Revenue targets set forth in Section 3, below are met at any time during each of the first three years following the Closing Date, then such Legend will be removed and each Seller may sell, subject to all applicable Laws, a number of shares of Stock, subject to any limitation as a result of an Indemnification Claim Notice as follows:

In year 1, if and when the Total SaaS Revenue target is met, each Seller may sell up to 1/6 of Stock such Seller received at the Closing;

In year 2, if and when the Total SaaS Revenue target is met, each Seller may sell up to 1/3 of Stock such Seller received at the Closing;

In year 3, if and when the Total SaaS Revenue target is met, each Seller may sell up to 1/2 of Stock such Seller received at the Closing.

After the third anniversary of the Closing, Sellers may transfer such Stock without regard to the transfer restrictions in this Section 2.4.

2.5 Exchange Rate. The effective exchange rate to convert the Purchase Price and the Earn-out Payment into Reais shall be the Applicable Exchange Rate. All amounts regarding the transactions contemplated herein that are in U.S. Dollars shall be converted into Reais by using the Applicable Exchange Rate.

2.6 Adjustment to the Initial Purchase Price. The Initial Purchase Price shall be subject to an upward or downward adjustment as a result of the difference between the Effective Working Capital and the Estimated Working Capital (“Adjusted Initial Purchase Price”)

(a) For the purposes of confirmation of the Adjusted Initial Purchase Price, within 90 (ninety) days as of the Closing Date, Buyer shall prepare and make available to Sellers the calculation of the Effective Working Capital, which shall follow the Brazilian GAAP standards (“Adjustment Initial Report”).

(b) If the Adjustment Initial Report indicates that the Effective Working Capital is higher then the Estimated Working Capital, than Buyer shall pay to Sellers, within 5 (five) Business Days, in immediately available funds, the difference indicated in the Adjustment Initial Report as an increase in the Initial Purchase Price. If the Adjustment Initial Report, indicate that the Effective Working Capital is lesser then the Estimated Working Capital, then Sellers shall pay Buyer within 5 (five) Business Days, in immediately available funds, the difference indicated in the Adjustment Initial Report as a reduction in the Initial Purchase Price

2.7. Method of Payment. Payment of the Initial Purchase Price shall take place through wire transfer to Sellers’ bank accounts in Brazil as indicated in Schedule 2.6. For the Stock Initial Purchase Price Payment, payment shall take place at Closing Date. For the First Earn-out Purchase Price Payment, the Second Earn-out Purchase Price Payment, the Third Earn-out Purchase Price Payment and the Fourth Earn-out Purchase Price Payment, all such payments shall be due and take place no later than 60 (sixty) days following the applicable anniversary of the Closing Date.

2.8 Full Release. Upon payment of the Purchase Price, Sellers’ Representative (on behalf of all of the Sellers) shall automatically grant to Buyer a full, general, irrevocable and irreversible release with respect to the portion of the payment of the Purchase Price Balance paid at such moment, as contemplated in this Agreement.

2.9 Taxes. Any Taxes of any nature whatsoever due because of any of the transactions contemplated in this Agreement shall be exclusively borne by the Party that is considered as its respective taxpayer under the Applicable Laws. The Purchase Price shall not be increased or decreased with respect to any Taxes that may arise as a result of the transactions contemplated hereby.

2.10 For the avoidance of any doubts, the Parties hereby agree and state that all portions of the Purchase Price, including the Initial Purchase Price Payment, any payments of Stock of Rignet as well as any Earn-Out payments, will all be exclusively paid by Buyer (RigNet Serviços de Telecomunicações Brasil Ltda.) in Brazil directly to the Sellers. If any portion of the purchase price is to be paid by Rignet Inc., such amount or asset must be previously transferred by it to Buyer and then used by Buyer to perform such payment in Brazil to the Sellers.

3.	EARN-OUT PAYMENT

3.1. Earn-out Portion of the Purchase Price. The portion of the Purchase Price established in Sections 2.3.2 through 2.3.5 is subject to the Company reaching the Total SaaS Revenue targets pursuant to the following criteria (together, the “Earn-out Amounts”). Schedule 3.1. hereto contains a spreadsheet illustrating the criteria below and the calculation of Earn-out Amounts assuming certain Baseline Revenue and SaaS Revenue amounts for illustrative purposes only. The Parties agree that all calculations of Earn-out Amounts for purposes of this Agreement shall be made in a manner consistent with the calculation of Earn-out Amounts as set forth on Schedule 3.1 hereto, and in the event of any inconsistency between the criteria below, the example calculations set forth on Schedule 3.1 hereto shall control.

3.1.1. The First Earn-out Purchase Price Payment provided for in Section 2.3.2 shall be paid by Buyer to Sellers in the event that the actual Total SaaS Revenue is equal to or exceeds the sum of (a) the Baseline Revenue (August 31, 2017) plus (b) monthly recurring Incremental SaaS Revenue of US$ 1,100,000 (one million one hundred thousand U.S. Dollars) from August 31, 2017 to the first anniversary of the Closing Date plus (c) any monthly recurring Incremental Saas Revenue that occurs between August 31st, 2017 and the Closing Date of the Transaction.

3.1.2. The Second Earn-out Purchase Price Payment provided for in Section 2.3.3. shall be paid by Buyer to Sellers in the event that the actual Total SaaS Revenue is the higher of (I) the sum of (a) the Baseline Revenue plus (b) Incremental SaaS Revenue of US$ 2,200,000 (two million two hundred thousand U.S. Dollars) during the twelve-month period following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, or (II) the actual Total SaaS Revenue during the first twelve-month period following the Closing Date. To qualify, Incremental SaaS Revenue during this period must be (i) received pursuant to contracts with an average term of one year or more; or (ii) recurring monthly with the monthly revenue increasing by 50% during the second twelve-month period; or (iii) received during such second twelve-month period attributable to new customers during such second twelve-month period.

3.1.3. The Third Earn-out Purchase Price Payment provided for in Section 2.3.4 shall be paid by Buyer to Sellers in the event that the actual Total SaaS Revenue is the higher of (I) the sum of (a) the Baseline Revenue plus (b) Incremental SaaS Revenue of US$ 3,300,000 (three million three hundred thousand U.S. Dollars) during the twelve-month period following the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, or (II) the actual Total SaaS Revenue during the second twelve-month period. To qualify, Incremental SaaS Revenue during this period must be (i) received pursuant to contracts with an average term of two years or more; or (ii) recurring monthly with the monthly revenue increasing by 50% during the third twelve- month period; or (iii) received during such third twelve-month period attributable to new customers during such second twelve-month period.

3.1.4. The Fourth Earn-out Purchase Price Payment provided for in Section 2.3.5 shall be paid by Buyer to Sellers equal to 50% of the amount by which the cumulative Total SaaS Revenues for the 36 (thirty six) month period following the Closing Date exceeds US$ 10,000,000.00 (ten million). For purposes of such payment, such cumulative Total SaaS Revenues shall not exceed US$ 14,000,000.00 for such 36 (thirty-six) month period.

3.1.5. In any event of Section 3.1 or 3.2, Sellers shall have full access to any and all documents or information of the Company to audit any numbers used for the calculation of the Earn-out.

3.1.6. The Parties acknowledge and agree that as a wholly-owned subsidiary of RigNet, the Company will be subject to all of RigNet’s policies, procedures and governance. To facilitate the Company achieving the Total SaaS Revenue thresholds set forth in this Section 3, but, without guaranteeing any result, Buyer shall in good-faith consult with any members of the Executive Group employed by RigNet or any of its Affiliates regarding any decisions about the Company’s (i) pricing strategy; (ii) marketing strategy; and (iii) research and development and product management strategy . Buyer shall take into consideration in good-faith the comments of any applicable members of the Executive Group and decide the due course of action given the overall strategy of RigNet.

3.1.7. Sellers hereby acknowledge and agree that Buyer shall be the sole Party responsible for the calculation of the Earn-out Targets according to the criteria established herewith, which shall account for the Total SaaS Revenue of the Company. Buyer and Seller shall discuss with the members of the Executive Group providing services to Buyer or any of its Affiliates at such time, on a quarterly basis, the progress of the Executive Group in achieving the Total SaaS Revenue target, and Buyer will assess annually the achievement of the Total SaaS Revenue target.

3.1.8. 50% Earn-out credit. Rignet hereby authorizes the Executive Group and/or the Company to use the SaaS revenue of each year that exceeds that year’s target for purposes of the Earn-out as a credit to be used to achieve the following year’s Earn-out Targets. To such extent, the Parties agree on the following system of calculation: the credit will consist of the following year earn-out by 50% of the qualified SaaS revenue that exceeds 50% of the previous year qualified target SaaS revenue number. For example: if the 2018 earn-out is $1.1M and it is exceeded by $2.55 million dollars, $1M would be credited towards the 2019 balance. (example calculation - $1.1M + $2.55M = $3.65M in qualified SaaS revenue. $1.1M x 150% = $1.65M. $3.65M – $1.65M = $2.0M. $2.0M x 50% = $1M in SaaS qualified revenue for the following target year.

3.2 Partial Achievement of the Earn-out Targets. In the event that 80% or more of the Total SaaS Revenue amounts attributable to each twelve-month period is achieved, then the amount payable to Sellers for that period shall be multiplied by such percentage. No Earn-out Amounts shall be due if the Company achieves less than 80% (eighty percent) of the Earn-out Amounts.

3.3 Method of Earn-out Payment. The Earn-out Amounts shall be calculated yearly, within 30(thirty) days after completion of each anniversary of the Closing Date and paid to Sellers yearly within 60 (sixty) days following each anniversary of the Closing Date.

4.	CLOSING

4.1 Conditions Precedent to Closing. The Parties agree that the Closing is subject to the following conditions being met (“Conditions Precedent”):

(i) filing and registration of the Corporate Reorganization Documents with the Commercial Registry of the State of Rio de Janeiro (Junta Comercial do Estado do Rio de Janeiro - Jucerja);

(ii) opening and registrar of the Company’s Registry Log Book of Transfer of Shares (Livro de Transferência de Ações Nominativas) and in the Company’s Share Registry Book (Livro de Registro de Ações) with the State of Rio de Janeiro (Junta Comercial do Estado do Rio de Janeiro - Jucerja);

(iii) absence of all Material Adverse Effects;

(iv) the Company has been managed in the Ordinary Course of Business from the date of execution of this Agreement until the Closing Date;

(v) execution of the Registration Rights Agreement in the form of Schedule 4.1(v);

(vi) Sellers must submit to Buyer copy of the documents indicated in Schedule 4.1(vi) and, to Buyer’s sole discretion, such documents does not represent any Material Adverse Effect;

(vii) execution and formalization of the Corporate Reorganization Documents and the deed of quittance and release of loan agreements and other rights between all the parties (including Daniel Karrer da Cruz) that supported the transactions contemplated in the Corporate Reorganization Documents under terms mutually acceptable between Sellers and Buyer;

(viii) the final approval of the Executive Committee and/or board of directors of Buyers or any of its Affiliates; and

(ix) absence of breach of any covenant undertaken by Sellers and the Company provided in this Agreement.

4.2 Cooperation and Waivers. The Parties shall cooperate in good faith and use reasonable efforts so that the Conditions Precedent set forth in Section 4.1 are met before January 31st, 2018. Should any of the Conditions Precedents fail to occur or waived by the Buyer until June 1st, 2018, this Agreement may be terminated by Buyer without any penalty or obligation to indemnify by/from any Parties.

4.3 Closing Notice. Once all Conditions Precedent in Section 4.1, other than those that by their nature, are to be met or waived on the Closing Date, any Party may serve the other a written notice (the “Closing Notice”), in accordance with the proceeding described in Section 10.3. below, declaring that such conditions precedent have been fulfilled and, upon acceptance of it by the other, confirming the Closing Date.

4.4 Closing. The Parties agree that the closing of the purchase and sale hereby agreed shall take place at the offices of Tauil & Chequer Advogados associated with Mayer Brown LLP, located at Rua Teixeira de Freitas, nº 31, 9th. floor, City and State of Rio de Janeiro, at 10:00 a.m. 1 (one) Business Day after the Closing Notice is accepted by both Parties (“Closing Date”).

4.5. On the Closing Date, and based on the terms and conditions established herein, the following actions are simultaneously implemented, which shall be only valid jointly (the actions listed below shall be considered jointly as “Closing”):

(i) assignment and transfer to Buyer of all Shares by means of execution of the Transfer Deed;

(ii) payment by Buyer of the Initial Purchase Price Payment to Sellers by wire transfer of funds to the account(s) designated by Sellers;

(iii) execution of the Registration Rights Agreement in the form of Schedule 4.1(v); and

(iv) payment by Buyer and RigNet of the Stock Initial Purchase Price Payment to Sellers by the deliver in Brazil of such Stock to Sellers.

4.6 Documents of Sellers to be Delivered upon Closing. Upon Closing, Sellers (or the Sellers’ Representative on behalf of the Sellers) shall deliver to Buyer the following documents:

(i) copies of the relevant empowerment documents of Sellers as necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated herein except when supplied by this Agreement under Section 10.16 below;

(ii) copy of the Estimated Working Capital, which shall be part of this Agreement as Schedule 4.6(ii);

(iii) copy of the Employment Agreement in the form of Schedule 4.6(iii); and

(iv) copy of the due diligence documentation made available to Buyer in the form of a CD-ROM and included as part of the Agreement as Schedule 4.6(iv); and

(v) Seller’s certificate confirming that no Material Adverse Effect has occurred and that all Representations and Warranties provided in this Agreement remain true on the Closing Date.

4.7 Documents of Buyers to be Delivered upon Closing. Upon Closing, Buyers shall deliver to Sellers’ Representative a copy of its bylaws, articles of association, corporate documents and the other authorizations required to execute this Agreement and carry out the transactions provided for herein, as applicable, including payment of the Purchase Price and execution of the Employment Agreements.

4.8 Registration. After the execution of the Transfer Deed referred to in Section 2.1.1., Buyer shall be responsible for registering any closing documents with the competent Authorities and Commercial Registry.

4.8.1 Both Parties undertake to comply with any further requirements made by any Government Authority in order to perform the due registration of the closing documents with the Commercial Registry, if applicable, as well as sign any document or perform any acts required to conclude the transfer of ownership of the Shares, provided that the Company shall bear any related costs.

4.8.2 In order to comply with the provisions of Section 4.8. above, Sellers irrevocably and irreversibly grant to Buyers a power of attorney under Article 685 of the Brazilian Civil Code, valid until June 30, 2018 at the latest, so that Buyers can act on behalf of Sellers to ensure the adoption of all necessary measures for the registration of the closing documents with the Brazilian Federal Revenue Office (Secretaria da Receita Federal), the National Institute of Social Security (INSS), the competent Municipality, the Severance Indemnity Fund – FGTS at Caixa Econômica Federal Bank and the competent Commercial Registry (Schedule 4.8.2.).

5.	COVENANTS

5.1. Non-compete Covenant. Except for the individuals listed in Schedule 5.1 (who shall not be deemed Affiliate for purpose of this Section), each Executive Group member hereby covenants and ensures for him and his Affiliates, effective as of the Closing Date and for a period of 3 (three) years after the Closing Date, that neither shall, either individually, in partnership, jointly or in conjunction with any Person, firm, association, syndicate, company or corporation, directly or indirectly (e.g., owner, shareholder, quotaholder, investor, partner, joint venture, licensor, financier, operator, consultant, employee, agent, officer, director, distributor or otherwise), carry on or be engaged in or financially interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his/her or their name or any part thereof to be used or employed by or associated with, any Person, firm, association, syndicate, company or corporation engaged in or financially interested in or otherwise in any manner compete with the Business worldwide (“Territory”).

5.2. Non-solicitation/Non-hire Covenant of Sellers. Each Seller hereby covenants and ensures, effective as of the Closing Date and for a period of 3 (three) years after the Closing Date, that it shall not, directly or indirectly, personally or through others, hire, encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other person or entity) any employees of Buyer and/or the Company or any of their subsidiaries and/or Affiliates to leave his or her employment and/or to solicit any business that competes with the business of the Company and Buyer and/or its Affiliates and/or subsidiaries.

5.3. The Sellers agree that: (i) the covenants contained herein are reasonable in geographic scope and time, that they are reasonable restrictions to Sellers and their families in order to protect the legitimate business interests and goodwill of Buyer and the Company; (ii) these covenants are ancillary to this Agreement and the Purchase Price already captures a surplus which is acknowledged by Sellers as adequate compensation for the Non-compete and Non-solicitation/Non-hire obligations set forth herein; and (iii) this restriction falls within the applicable statutes and is intended to be enforceable against Sellers. Each Seller acknowledges that, by virtue of equity interests or positions as Controlling quotaholders or officers of the Company, he will receive sufficient consideration resulting from the transaction contemplated herein that is adequate to support the obligations contained herein and to take all necessary measures to ensure compliance with such obligations by their Affiliates.

5.4. Indemnification. Without prejudice to Section 8 below, and, in addition thereto, any breach of the Non-compete or Non-solicitation/Non-hire provisions in accordance with the terms of Sections 5.1 and 5.2 above, particularly in connection with a Seller’s position as investor of any business that competes with the Business of the Company (with the exception made to investment in public traded securities up to a limit of 5% of the total outstanding number of such public company’s securities) shall subject the violating Seller (solely and exclusively, without any penalty to any other Seller) to pay to Buyer a R$7,000.00 (seven thousand Reais) per day for each and every day that the Seller and/or one or more of their Affiliates failed to comply with the referred obligations as established in Sections 5.1 and 5.2 above or that performs the sale of software assets associated with the Business; provided, however, that prior to the imposition of any such penalty, the Sellers shall have the right to cure such violation within the Period of Cure set forth in Section 5.4.1 below, without impairing or limiting the right of Buyer to seek any other available remedy, including specific performance, injunctions or any other precautionary relief. Buyer may set off such penalty against any other amounts payable by Buyer to the Sellers members under this Agreement.

5.4.1 Period of Cure. Once a violation to the non-compete or non-solicitation/non-hire provisions of Sections 5.1 and 5.2 above has been identified, Buyer shall send a written notification to Sellers’ Representative identifying the violation and specifying the actions required to remedy such violation within at least 60 (sixty) days counted from the date of receipt by Sellers’ Representative of the above mentioned notification prior to the imposition of liquidated damages (the “Period of Cure”). The Sellers acknowledge that the imposition of liquidated damages may be avoided by immediately taking the actions required to remedy the violation and by curing the violation within 60 (sixty) days from the receipt of the notification. Should the Sellers fail(s) to remedy the violation, the liquidated damages shall be immediately due and payable upon the expiration of the Period of Cure and shall accrue as of the date of the notification.

5.5. Cooperation. Sellers and Buyer shall cooperate with each other by providing any additional information and executing and delivering any additional documents, as may be reasonably requested by the other Party, to further perform or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement. Buyer shall bear with any expenses required to such extent.

5.6. Buyer’s Covenants. Buyer hereby agrees that after the Closing Date, Buyer shall perform a capital contribution to the Company, in addition to the Purchase Price, in the amount of US$ 2,000,000.00 (two million US Dollars) to be used for operating expenses, software development resources, retention of key individuals, sales and marketing initiatives, commercial channels and partner developments, protection of Intellectual Property rights and other key Company activities, in each case after consulting with the Executive Group employed by Buyer or any of its Affiliates. All such contributions and expenditures shall be made in compliance with all of RigNet’s applicable grants of authority and authorizations for expenditure policies.

5.7. Change of Control. If (i) RigNet suffers a Change of Control, (ii) Sellers no longer work or cease to work directly for RigNet or any Affiliate of RigNet, or for the Company, and (iii) as a result of such Change of Control RigNet suffers any unexpected interventions (e.g. workforce reduction, changes of scope or projects, new expenses, new management), and any previous year earn-out target was satisfied in at least 80%, then Sellers will be assured no less than 50% of any future earn-outs when due, regardless of the achievement of any required triggers to such extent.

5.8. Each Seller hereby represents and warrants to RigNet, severally and not jointly, the following: Each Seller understands and acknowledges that the Stock has not been and will not be registered under the Securities Act of 1933 as amended (the “Securities Act”) and is aware that the issuance of shares of Stock to such Seller is being made in a transaction which RigNet intends to be exempt from the registration requirements of the Securities Act pursuant to Regulation S under the Securities Act (“Regulation S”) and/or Section 4(a)(2) of the Securities Act or Regulation D under the Securities Act. Each Seller understands and acknowledges that the Stock constitutes “restricted securities” within the meaning of Rule 144 under the Securities Act, which rule permits only limited resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions set forth therein.

5.8.1. Each Seller confirms that such Seller:

a) is not a “U.S. Person” (as defined in Rule 902), is not acquiring Stock for the account or benefit of any U.S. Person, is purchasing Stock in an “offshore transaction” (as defined in Rule 902), in compliance with Rule 902 of Regulation S (i.e., was located outside the United States when this Agreement was executed and at the Closing), and such Seller confirms that the Stock has not been offered or sold to such Seller by any form of “directed selling efforts” in the United States within the meaning of Rule 902(c) of Regulation S; and/or

b) is an individual (i) whose individual net worth, or joint net worth with such Seller’s spouse (excluding primary residence, unless the amount of debt securing such primary residence exceeds the fair market value of such primary residence, in which case the amount by which such debt exceeds such fair market value must be subtracted from the total individual net worth), exceeds US$1,000,000; or (ii) whose individual income exceeded US$200,000, or whose joint income with such Seller’s spouse exceeded US$300,000, in each of the two most recent years and who has a reasonable expectation of reaching that income level in the current year.

5.8.2. Each Seller understands and acknowledges that such Seller is purchasing the Stock without being furnished any offering literature or prospectus and that this transaction has not been examined or approved by the U.S. Securities and Exchange Commission (the “SEC”) or by any other Governmental Authority and that no such Governmental Authority has made any recommendation or endorsement as to, or otherwise passed on the merits of, purchasing the Stock.

5.8.3. Notwithstanding anything to the contrary herein, including Section 5.8, each Seller agrees that such Seller shall not make any sale, transfer or other disposition of the Stock

(or any interest therein) in violation of the Securities Act or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable securities laws of any applicable U.S. state, any applicable non-U.S. securities laws, or the rules and regulations of the SEC or any securities authority of any U.S. state or other country in which the sale, transfer or disposition may be made, or in violation of any transfer restriction applicable to the Stock pursuant to this Agreement, including without limitation the Legend covenant set forth in Section 2.4 of this Agreement, or the governing documents of RigNet. Notwithstanding anything to the contrary herein, including Section 5.8, each Seller agrees that such Seller shall not make any sale, transfer or other disposition of all or any portion of the Stock (or any interest therein) unless and until (i) (x) there is then in effect a registration statement under the Securities Act or the securities laws of the applicable jurisdiction covering such sale, transfer or disposition, and such sale, transfer or disposition is made in accordance with such registration statement, or (y) such sale, transfer or disposition is made (a)(1) to a person whom the seller reasonably believes is a “qualified institutional buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act, (2) outside the United States in accordance with the resale exemption under Regulation S or (3) in accordance with the resale limitations under Rule 144 under the Securities Act and (b) in each case in accordance with any applicable securities laws of any state of the United States and applicable non-U.S. securities laws, and (ii) all transfer restrictions applicable to the Stock pursuant to this Agreement, including without limitation the Legend covenant in Section 2.4 of this Agreement, or the governing documents of RigNet or applicable law have been satisfied or are no longer applicable with respect to such sale, transfer or disposition. Upon request by RigNet, such Seller also shall deliver to RigNet an opinion of counsel, in form and substance satisfactory to RigNet and its counsel, that such proposed sale, transfer or disposition is in full compliance with the requirements of this Section 5.8.3.

5.8.4. Each Seller is acquiring Stock solely for the account of such Seller for investment purposes only and not for distribution or resale to others. Specifically, such Seller will not resell or offer to resell all or a portion of the Stock, except in accordance with (i) Rules 901 through 905 or Regulation S which are described in the Preliminary Statement), pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act; and (ii) the governing documents of RigNet. Each Seller will not engage in any hedging transactions involving the Stock, except in compliance with the Securities Act, any other applicable securities laws and the governing documents of RigNet. Without limiting the generality of the provisions set forth herein, such Seller consents to the placement of a legend on any document representing the Stock being acquired by such Seller hereunder, if applicable, stating that any transfer of the Stock is prohibited, except in accordance with (A) Rules 901 through 905 of Regulation S which are described in the Preliminary Statement, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act; and (B) the governing documents of RigNet. Each Seller understands, acknowledges and agrees that (X) RigNet has no obligation to register the resale of any of the Stock under the Securities Act or the laws of any other jurisdiction or country and does not intend to do so, and that there can be no assurance that any registration statement will be filed with respect to the Stock, or, if filed, that such registration statement will become effective; and (Y) because such Seller will not be able to resell the Stock unless registered for resale or unless an exemption from the registration requirements under applicable law is available, such Seller may be required to bear the economic risk of such Seller’s investment for an indefinite period of time.

5.8.5. Each Seller understands, acknowledges and agrees that, regardless of whether the offering and sale of the Stock hereunder have been registered under the Securities Act or any other applicable securities laws, RigNet may impose restrictions upon the sale, transfer or disposition of Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the reasonable discretion of RigNet, such restrictions are necessary (i) to achieve compliance with the Securities Act, any other securities laws or any other law; or (ii) accordance with the transfer and other restrictions set forth in this Agreement or in any governing documents of RigNet. Without limiting the generality of the foregoing provisions, such Seller consents to the placement of the following legends (in substantially the form set forth below) on any document representing the shares of Stock being acquired by such Seller hereunder, if applicable:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SHARE PURCHASE AND SALE AGREEMENT THAT MAY PROVIDE FOR SURRENDER BY THE SHAREHOLDER OF SUCH SHARES AND CANCELLATION BY THE COMPANY, AND RESTRICTIONS ON TRANSFER, AND MAY SUBJECT A SHAREHOLDER TO CERTAIN OBLIGATIONS OR LIABILITIES NOT OTHERWISE IMPOSED ON SHAREHOLDERS IN OTHER CORPORATIONS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (I) CERTAIN RIGHTS IN FAVOR OF THE COMPANY AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY SET FORTH IN SUCH SHARE PURCHASE AND SALE AGREEMENT AMONG THE COMPANY, SUCH HOLDERS, AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF THE SHARE PURCHASE AND SALE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SHARES REPRESENTED HEREBY HAS/HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES ACT, OR ANY OTHER SECURITIES AUTHORITIES.

THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT: (A)(i) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (ii) IN ACCORDANCE WITH THE RESALE LIMITATIONS UNDER RULE 144 UNDER THE SECURITIES ACT OR (iii) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH THE RESALE EXEMPTION UNDER REGULATION S AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE

UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. ANY REQUEST FOR TRANSFER BY THE HOLDER SHALL, IF REQUESTED BY THE COMPANY, BE ACCOMPANIED BY AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL, TO THE EFFECT THAT SUCH PROPOSED TRANSFER IS IN FULL COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN THIS AND THE PRECEDING PARAGRAPH.”

5.8.6. Each Seller agrees and acknowledges that such Seller (i) is not a distributor or dealer of the Stock and is not taking shares of Stock with the intent to make a “distribution” of Stock, as such term is defined in the Securities Act; (ii) is acquiring the shares of Stock in good faith solely for such Seller’s own personal account for investment purposes and not with a view to resell or for the resale by way of distribution, subdivision, fractionalization or other means; and (iii) has no understanding, agreement or arrangement, formal or informal, existing or intended, to sell or transfer to any Person for consideration Stock for which such Seller hereby agrees to acquire or any part thereof.

5.8.7. Each Seller confirms that such Seller (i) is able to bear the economic risk of investment in the Stock; (ii) is able to hold the Stock for an indefinite period of time such that such Seller’s overall commitment to non-marketable investments (including such Seller’s investment in the Stock) is not excessive or disproportionate to his or her net worth; (iii) is presently able to afford a complete loss of such Seller’s investment; and (iv) has adequate means of providing for such Seller’s current needs and possible personal contingencies and has no need for liquidity in such Seller’s investment.

5.8.8. Each Seller agrees and acknowledges that the investment in the Stock as contemplated herein is a speculative investment and involves substantial risks, including the potential loss of such Seller’s entire investment, and such Seller understands, accepts and assumes all of the risks related to the Stock. Each Seller recognizes that this Agreement does not purport to contain all the information which would be contained in a registration statement under the Securities Act or under the securities laws of any other jurisdiction.

5.8.9. Each Seller acknowledges and agrees that such Seller is familiar with the business, financial condition and operations of RigNet, has reviewed RigNet’s public filings, has been given access to and an opportunity to examine such other documents, materials and information concerning RigNet as such Seller deems to be necessary or advisable in order to reach an informed decision as to an investment in the Stock, has carefully reviewed and understands these materials and has had answered to such Seller’s full satisfaction any and all questions regarding such information.

5.8.10. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in the Stock and of making an informed investment decision. Each Seller has consulted with such attorney(s), accountant(s), or other adviser(s) as such Seller has deemed appropriate to assist it in evaluating an investment in the Stock and relied completely on the advice of the such attorney(s), accountant(s), or other adviser(s) regarding the investment in the Stock and tax, investment and legal matters related thereto.

5.8.11. Each Seller confirms that he or she understands and has fully considered for purposes of this investment that there are substantial legal, contractual and practical restrictions on the transferability of shares of Stock, and that without registration there will be no public market for the Stock, and, accordingly, it probably will not be possible for such Seller to liquidate such Seller’s investment in the Stock in case of an emergency or to use the Stock as collateral for a loan.

5.8.12. Each Seller understands and acknowledges that no assurance is or has been made regarding any tax advantages which may accrue to an investor in the Stock, and that existing tax laws and regulations could be modified in the future, thus denying the investor all or a portion of the tax benefits which may be currently available under existing tax laws and regulations. Each Seller understands and acknowledges that an investment in the Stock, as well as conversion, sale or other disposition of the Stock, may result in tax consequences under federal, state or other tax laws in the United States (including, without limitation, under the Foreign Account Tax Compliance Act (FATCA)), or under non-U.S. tax laws. Therefore, such Seller has made such independent inquiries as such Seller deems necessary to evaluate properly an investment in the Stock, including consultation with a personal tax adviser, to determine whether such investment is appropriate for such Seller. Each Seller understands and acknowledges that it is such Seller’s sole responsibility, and not RigNet’s, to file timely tax returns or any tax election relating to such Seller’s investment, conversion, sale or other disposition of the Stock.

5.8.13. Each Seller confirms that he or she has not been convicted of any crime or been sanctioned by the SEC or any other Governmental Authority in connection with any violation of any securities laws. Each Seller agrees and acknowledges that his or her purchase of Stock is not a transaction, or any element of a series of transactions, that is part of a plan or scheme to evade the registration requirements of the Securities Act or any other applicable legal requirement. Each Seller agrees and acknowledges that such Seller has complied with all applicable securities, currency exchange, and other laws, including but not limited to the laws of the country in which such Seller is currently domiciled or such Seller’s country of citizenship, in connection with such Seller’s purchase of Stock, and including but not limited to obtaining any required consents from any Governmental Authority or any other consents or observing any other applicable legal formalities.

5.8.14. Notwithstanding anything to the contrary in this Agreement, each Seller agrees and acknowledges (i) RigNet and the Buyer are relying on such Seller’s representations, warranties, covenants, acknowledgments, agreements and understandings in determining the suitability of such Seller to acquire shares of Stock; and (ii) such Seller has made such representations, warranties, covenants, acknowledgments, agreements and understandings with the intent that RigNet and the Buyer rely on them in determining such Seller’s suitability as an investor in RigNet, and such Seller hereby agrees that such representations, warranties, covenants, acknowledgments, agreements and understandings shall survive the Closing and such Seller’s acquisition of shares of Stock.

5.8.15. Each Seller acknowledges and agrees that neither RigNet nor any of RigNet’s representatives, employees, officers or agents have given, or have held out to such Seller that any of them gives, any investment advice with respect to the issuance of Stock to the Sellers contemplated hereunder.

5.8.16. Each Seller acknowledges and agrees that the issuance of Stock to the Sellers contemplated hereunder will not cause RigNet or any of its representatives, employees, officers or agents to be in violation of any provision of the Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring Act (the “USA Freedom Act”), the U.S. Bank Secrecy Act (the “BSA”), or any other anti-money laundering laws and regulations adopted to implement the provisions of such laws. To the extent necessary or appropriate to satisfying the foregoing warranty, each Seller will maintain policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the BSA. Each Seller are not and shall not be a person: (i) who is identified on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Office of Foreign Assets Control (“OFAC”); (ii) who is a citizen or resident of, or located in, any country that is the target of comprehensive economic sanctions administered by OFAC or by any other agency of the United States Government or in any country that is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on money laundering, or who is a person whose funds are from or through such a jurisdiction; (iii) who is otherwise a person with whom a person subject to United States jurisdiction may not engage in transactions without authorization of the United States Government; (iv) who is a “Foreign Shell bank” within the meaning of the USA Freedom Act; or (v) residing in or organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Freedom Act as warranting special measures due to money-laundering concerns.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

6.1. Each Seller in the proportion of the capital stock of the Company currently held, and the Executive Group, jointly and severally with respect to Sections 6.1.2, 6.1.3 and 6.1.10, hereby makes the following representations and warranties to Buyer, which shall be considered as made on the date hereof and on the Closing Date:

6.1.1. Government Approval. No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority will be required from Sellers for the Sellers to be able to perform this Agreement.

6.1.2. Corporate Status. Except for Schedule 6.1.2, the Company is duly organized and validly existing under the laws of Brazil and has the corporate power to own its assets and carry on its business as now being conducted. Intelie USA is duly organized and validly existing under the laws of Texas and has the corporate power to own its assets and carry on its business as now being conducted. Except as disclosed in Schedule 6.1.2., the Company and Sellers are not or have not been insolvent or subject to any safeguard, bankruptcy or insolvency proceedings nor to any proceedings with regard to the prevention or resolution of business difficulties, and none of the Sellers and/or its Affiliates owns any asset, tangible or intangible, that are used in the business of the Company or Intelie USA (except for personal items such as notebooks and mobile phones), nor have been involved in any business arrangement or relationship with the Company. Except as disclosed in Schedule 6.1.2 there are no more shareholders’ agreements at this date to which Sellers, their Affiliates and/or the Company may be bound.

6.1.3. Authority. Each Seller is duly capable and has the legal right and authority to enter into this Agreement and to transfer or cause the Shares to be transferred as provided for in this Agreement, subject to the terms hereof. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Sellers. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against Sellers in accordance with its terms.

6.1.4. Capitalization. The capital stock of the Company and of Intelie USA are properly capitalized, and all of its shares are validly issued and fully paid. All of the Shares of the Company are legally and validly held by Sellers and all of the stock of Intelie USA are legally and validly held by the Company, free and clear of any and all Liens, security interests, agreements or claims of any kind whatsoever. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company, Intelie USA or any Seller to issue, sell, transfer or otherwise dispose of any Shares at Closing.

6.1.5. Corporate Compliance. The execution and performance of this Agreement by each Seller do not, and will not, conflict with, violate or constitute a breach of any Applicable Laws, any administrative, judicial or arbitration decision applicable to such Seller nor any agreement to which such Seller is a party. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein contravene any provision of the Company’s or Intelie USA’s articles of association, nor triggers any kind of payment of any nature to third parties in connection with the Closing of this Transaction. There is no lawsuit, proceeding or investigation pending or threatened against Sellers, Intelie USA or the Company, that might prevent the consummation of any of the transactions contemplated by this Agreement or suspend the business as conducted by the Company.

6.1.6. Financial Statements. Attached hereto as Schedule 6.1.6. are the Company’s Financial Statements dated of November 30th, 2017. The Company’s Financial Statements: (a) have been prepared in accordance with the books of account and other financial records of the Company; and (b) accurately, consistently and continuously represent the assets, financial condition and results of operation of the Company as prepared under the accounting standards of the Company.

6.1.7. Accounts Receivable on the Closing Date. (a) All Receivable and notes shown in the Company’s Financial Statements or obtained since that date are valid, and debtors of such credits have no basis to contest the collection of the Receivable. With respect to all Receivable in existence as of the Closing Date, Sellers shall not be responsible for the financial payment of such Receivables but guarantee that the Receivables are legally collectible. Additionally, should any of the Receivables later prove not to be collectible in amounts equal to the amounts shown on the Company’s Financial Statements Buyer shall be reimbursed in the same amounts; (b) All Payables shown in the Company’s Financial Statements are the sole Payables of the Company.

6.1.8. Operational Practices. From the date of the Company’s Financial Statements until the Closing Date, the business of the Company was conducted, as applicable, in the Ordinary Course of Business consistent with the past operational practices, including with respect to the actions related to the Corporate Reorganization Documents, creation and undertaking of liabilities and Liens, filing of Tax Returns, accounting or credit principles or practices, compensation policy and layoffs, operational policies or practices and renewal of trademarks, and it is herein understood that, during such period, no legal action or proceeding, whether civil, Tax, labor, criminal or administrative in nature, arbitration or public investigation related to the Company, as applicable, were brought against Sellers or the Company, and that it shall be the obligation of Sellers to resolve any such matters so that Buyer shall have no obligation nor liability in regard to such legal action or proceeding.

6.1.9. Absence of Undisclosed Liabilities. Except for the liabilities reflected in the Company’s Financial Statements or in any Schedules to this Section 6 and except for such liabilities arising in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of the Agreement, breach of warranty, tort, negligence, infringement or violation of any Applicable Laws) there are no relevant undisclosed liabilities.

6.1.10. Intellectual Property. Schedule 6.1.10(a) hereto contains a complete and correct list of each Intellectual Property right, including patent, design, copyright, trademark, trade name and domain name, owned or co-owned by the Company as well as all registrations thereof (including expiration dates) and pending applications therefore. The Company has within its possession and control and owns the entire title and/or interest in and to, all Intellectual Property described in the Schedule 6.1.10(a), and such Intellectual Property includes all the proprietary information used by the Company in its Business and necessary to conduct its Business as currently conducted. None of such Intellectual Property is subject to any pending or threatened challenge, nor has the Company received any notice, nor do the Sellers otherwise know, that the foregoing are invalid or that the Intellectual Property or any products or services made, sold or used by the Company conflict with or infringe upon the asserted rights of others, except as set forth in Section 6.1.13 below. Neither the Company nor Sellers have any knowledge that any third party is infringing upon any of the Intellectual Property rights listed in Schedule 6.1.10(a). As of this date, the Company is not liable for, and has not given indemnification for, proprietary rights infringement as to any equipment, materials or supplies manufactured, used or sold by it. Schedule 6.1.10(b) hereto contains a complete and correct list of each third party’s Intellectual Property rights, including each license and agreement relating thereto or relating to any other third parties’ proprietary information, which is used by the Company in the conduction of its Business as currently conducted. All third party’s Intellectual Property are duly and lawfully licensed and used by the Company. Schedule 6.1.10(c) hereto contains a complete and correct list of each of the Company’s Intellectual Property rights licensed and/or used by third parties’.

6.1.11. Real Estate Property. The Buyer and or/the Company will continue to be authorized to exclusively use and occupy the Real Estate currently used for the conduction of the business of the Company until the end of the term of the lease agreements entered into by the Company . All buildings, plants and structures related to the Real Estate Property lie wholly within the boundaries of the Real Estate Property and do not conflict with the property rights of any other Person. There is no unpaid Tax deficiency, determination or assessment currently outstanding against the Real Estate Property, especially with respect to IPTU (real estate property tax).

6.1.12. Personal Property. The Company owns and/or is legally entitled to use all buildings, machinery, equipment and other tangible assets necessary for the conducting of its operations and business as presently conducted and as presently proposed to be conducted, and all of such buildings, machinery, equipment and other tangible assets currently used in the Ordinary Course of Business are in good working condition (except for those assets currently subject to minor repair in the Ordinary Course of Business due to the natural wear for use and time), and all have been maintained by the Company in accordance with prudent practices. Schedule 6.1.12. contains a description of material tangible assets, as well as a distinction between those assets owned, leased or in any way used by the Company in the conduct of its operations and business.

6.1.13. Litigation. Except as provided in Schedule 6.1.13., no summonses or notices have been issued, and no lawsuit, action, claim, complaint, litigation or suit, investigation, whether civil, criminal, Tax, administrative, commercial or regulatory, pertaining to real estate, labor, environmental, arbitration, intellectual property, regulatory, consumer or other matters involving the Company or Intelie USa has been officially brought or, to the Sellers’ Knowledge, is on the verge of being brought against it.

6.1.14. Labor. Except as provided in Schedule 6.1.14., the Company (i) is, in all material respects, in compliance with all Applicable Laws and regulations respecting employment and employment practices, terms and conditions of employment relationship, wages and working hours, meal programs, benefits and allowances, vaccination programs, safety procedures to employees, mandatory hiring of apprentices, and is not engaged in any unfair labor or unlawful employment practice, violation of or engagement in which would result in a Loss; (ii) there are no controversies pending or, to the Sellers’s Knowledge, threatened between the Company and any of its employees nor any amount, deposit or labor obligation pending collection or payment; (iii) the Company is party to all collective bargaining agreements or other labor union contracts applicable to Persons employed by the Company; (iv) there are no unfair labor practice complaints pending against the Company before any labor courts or similar governing bodies in Brazil.

6.1.15. Corporate and Permits. Except as provided in Schedule 6.1.15., the Company, Intelie USA and the Sellers hold all Permits, licenses, authorizations, registrations, and Permits valid and in force, as required by the Applicable Laws for the regular development of the business as currently being performed, as well as fully comply with all corporate and regulatory Applicable Laws. All Permits necessary for operating the business of the Company and/or Intelie USA as presently conducted are in full force and effect, and no notices have been received relating to the termination, cancellation, withdrawal or breach of any such Permits. There are no circumstances that could result in a cancellation, suspension, revocation, withdrawal or any other restriction of any Permit.

6.1.16. Taxes and Administrative Fines. Except as provided in Schedule 6.1.16, the Company and/or Intelie USA has: (i) filed, or caused to be filed, on a timely basis with the appropriate taxing Governmental Authorities all Tax Returns required to be filed; and (ii) paid or made correct provision for the payment of all Taxes shown to be due on such Tax Returns following this date. Such Tax Returns are true, correct and complete in all material respects. Except as provided in Schedule 6.1.16, there are no Liens for Taxes with respect to the assets of the Company (except for current Taxes not yet delinquent), no claims with respect to Taxes have been asserted by any tax Governmental Authority in writing, as well as none of the Tax Returns applicable to the Company are currently being audited or examined by any tax authority. Except as provided in Schedule 6.1.16, there is no unpaid Tax deficiency, determination or assessment currently outstanding against the Company and/or Intelie USA and there are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company.

6.1.17. Material Agreements. As provided in Schedule 6.1.17, all the Material Agreements are valid and in full force and effect, and the Company is in compliance with the main terms and requirements of each Material Agreement and the Applicable Laws and regulations, and Sellers have delivered to Buyer true and complete copies of all such Material Agreements and any and all amendments thereto.

6.1.18. Agreements and Commitments. Schedule 6.1.18 consists of a summary of all oral and written contracts, leases and other agreements to which the Company and or Intelie USA is a party as services provider, employer or lessor or has liability (“Contract List”), true and complete copies of which (along with any amendments thereto) have been delivered to Buyer by Sellers. Except for those set forth in such Contract List, the Company and/or Intelie USA is not a party to or bound by any written or oral:

a)	contracts not made in the Ordinary Course of Business;

b)	employment, employment termination, or severance, consulting, services, employer’s organization, non-competition or secrecy agreements;

c)	bonus, deferred compensation, profit-sharing, pension, retirement, stock option, stock purchase or ownership, hospitalization, insurance or other plans or arrangements providing employee benefits;

d)	collective bargaining agreements or other labor agreements;

e)	leases with respect to any real or personal property, whether as lessor or lessee;

f)	dealership, manufacturer’s representative, distributor, franchise, license or agency agreement;

g)	contracts or commitments for capital expenditures;

h)	contracts for the provision of any service at a price lower than its general pricing level for such service in effect on the date of such contracts;

i)	partnership or joint venture;

j)	mortgages, pledges, charges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company;

k)	agreements or arrangements pursuant to which the conduct of the Company, or the use or exploitation of their assets, is restricted in any way;

l)	agreements that may be terminated by a party thereto as a result of the transactions contemplated in this Agreement; or

m)	licenses, including, without limitation, licenses related to any of the Intellectual Property.

With respect to each contract and agreement in the Contract List:

i.	it is legal, valid, binding and enforceable against the Company and in full force and effect;

ii.	it will continue to be legal, valid, binding, enforceable, and will be in full force and effect on identical terms following the consummation of the transactions contemplated hereby, all written authorizations required in this regard having being obtained by the Company;

iii.	no party is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification or acceleration, under the contract or agreement; and

iv.	no party has repudiated any provision of any such contract or agreement.

6.1.19. Proxies. Except as provided in Schedule 6.1.19, there are no outstanding powers of attorney and/or delegation of powers granted by the legal representatives of the Company and/or Intelie USA that authorize the grantees to operate bank accounts on behalf of the Company.

6.1.20. Insurance. Schedule 6.1.20 sets forth a list of all insurance policies entered into by the Company with a description of the most significant terms. All such insurance policies are in force, in conformity with law and enforceable. The coverage of such policies is normal and prudent in light of the activities carried out by the Company, and it is not in default of any of its obligations under the terms of such policies (including the payment of all premiums due) and has served proper and accurate notice of all events or information required in connection with such policies in a timely manner.

6.1.21. Environmental Matters. Except as provided in Schedule 6.1.21., the Company is not subject to any legal or administrative obligation that the Company has to comply with regarding the conducting of its business with respect to environmental matters. The Company is, and at all times has been, in compliance with all Applicable Laws concerning environmental, occupational health and safety matters, especially with respect to the use of water resources. Except as provided in Schedule 6.1.21., there are no judicial or administrative proceedings or investigations in this regard.

6.1.22. Existence of Assets. The assets owned by the Company on this date hereof, as described in the Company´s Financial Statements: (a) are all those currently used or intended to be used in the operation of the business of the Company; and (b) will be all of the assets, including, but not limited to, inventory, supplies, machinery, machines, furniture, Intellectual Property and tools required for the continuous performance of the Company’s business after the date hereof at its current level of business and in accordance with past practices.

6.1.23. Legal Compliance. The Company, Intelie USA and the Sellers are now and have been, in all material respects, in compliance with all Applicable Laws, regulations, orders and Permits of all Governmental Authorities or agencies (including, without limitation, those relating to antitrust and trade regulation, environmental protection, health and safety, labor, employment, and zoning and building codes). Except as provided for in Schedule 6.1.23, the Company and the Sellers have not received any complaint, citation or notice of violation from any Governmental Authority, and none is on the verge of being received, alleging violation to them.

6.1.24. Accuracy of Statements. None of the information contained in the representations, warranties or covenants of Sellers in this Agreement (including the Schedules hereto) contains any untrue statement of fact or omits a fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. All documents provided to Buyer by Sellers are true, complete and correct copies of the documents they purport to represent.

6.1.25. Best Practices. The Company and each Seller, their Affiliates and each of their officers, directors, employees and authorized agents (“Sellers’ Party”) has complied with all applicable anti-bribery laws and has not made, offered or authorized payments or transferred anything of value to third parties that would cause Sellers, Sellers’ Party, Buyer, the Company or any of their Affiliates to violate the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery laws in connection with the business and purchased assets associated with this Agreement. In particular, Sellers and each Sellers’ Party represent and warrant that the Company and he/she/it:

a)	is in compliance with all Applicable Laws, rules or regulations of any Governmental Authority in whose jurisdiction Sellers and each Sellers’ Party is conducting operations and any other jurisdiction that is applicable to Sellers and each Sellers’ Party’s businesses, including but not limited to applicable anti-bribery laws.

b)	has not directly or indirectly made, offered, promised, approved or authorized any payment or transfer of anything of value; directly or indirectly, to a Government Official, or to any other entity including but not limited to employees of privately-owned companies, any political party and any candidate for political office, with the purpose of improperly influencing decisions affecting business related to Sellers and each Sellers’ Party, or to induce improperly anyone to use his or her influence to obtain or retain business or gain an improper advantage in connection with any business venture or contract;

c)	has adopted and maintains accounting standards and procedures as necessary to ensure that Sellers and each Sellers’ Party makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets. Sellers and each Sellers’ Party maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) no off-the books accounts are maintained; (ii) assets are used only in accordance with management directives; and (iii) the integrity of financial statements is maintained;

d)	there has been no event where Sellers and each Sellers’ Party has made, offered, solicited, or accepted any payment or anything else of value to or from any person to confer any benefit in violation of applicable anti-bribery laws;

e)	Sellers and each Sellers’ Party are not owned by a Government Official, do not employ and have not employed a person who is a Government Official, or a relative or associate of a Government Official, with the intent to influence such Government Official in his or her official capacity.

6.1.26. Books and Records/Accounting Controls. Each transaction is properly and accurately recorded on the books and records of the Company, and each document on which entries in the Company’s books and records are based (such as purchase orders, customers or company invoices, service agreements, etc.) are complete and accurate in all material respects, as required under the Brazilian GAAP. The Company maintains a system of internal accounting controls adequate to ensure that the Company maintains no off-the-books accounts and that the Company’s assets are used only in accordance with the Company management directives, as per the Brazilian GAAP.

6.1.27. Indebtedness and Accounts Payable. Except as disclosed in Schedule 6.1.27, (i) all Accounts Payable due before the Closing Date have been or will be completely paid on or prior to the Closing Date and (ii) the Company does not have (I) any Indebtedness, obligations concerning borrowed money or obligations that are evidenced by bonds, notes or similar instruments of credit, (II) any obligations issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the Ordinary Course of Business), (III) any obligations that are required to be accounted for as a capital lease pursuant to Brazilian GAAP and applicable accounting standards, and (IV) any obligations of any third party secured by any Lien on any assets of the Company and any obligations guaranteeing or having the economic effect of guaranteeing any obligation of any third party.

6.1.28. No advisors. No brokerage nor mediation fees nor any other fees related to the transaction contemplated in this Agreement are or will be due by Buyer and/or the Company to any broker, intermediary party or advisor of Sellers, being hereby agreed that any of the expenses mentioned in this Section, if due, shall be entirely paid by the Sellers.

7.	REPRESENTATIONS AND WARRANTIES OF BUYER

7.1. Buyer hereby makes the following representations and warranties to Sellers, all of which are true, complete and correct as of the Closing Date:

7.1.1. Corporate Status. Buyer is duly organized and validly existing under the laws of Brazil, carries out its business regularly and has the corporate power to own its assets and carry on its business. Buyer is not and has not been insolvent nor subject to any safeguard, bankruptcy or insolvency proceedings or to any other proceedings with regard to the prevention or resolution of business difficulties.

7.1.2. Corporate Authority. Buyer has the legal right, power and authority to enter into this Agreement and to acquire the Shares. The signing of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate authorities of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

7.1.3. Corporate Compliance. The execution and performance of this Agreement by Buyer do not and will not conflict with, violate or constitute a breach of any Applicable Laws, any administrative, judicial or arbitration decision applicable to Buyer nor any agreement to which Buyer is a party. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein contravene any provision of the Buyer’s Articles of Association. There are no lawsuits, proceedings or investigations pending or threatened against Buyer that might prevent the consummation of any of the transactions contemplated by this Agreement.

7.1.4. Government Approval. No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority will be required in connection with the performance by Buyer of this Agreement or in connection with the transactions contemplated hereby.

7.1.5. Financial Capability. Buyer has, on this date, and shall have on the due dates provided in this Agreement, available funds to meet the entire payment of the Purchase Price, as well as economic and financial conditions to bear with any and all other payment obligations provided in this Agreement.

7.1.6. Lack of litigation. Until the Closing, there are no extrajudicial or judicial claims, administrative proceedings, pending options or restrictions that may affect the transfer of the ownership of the Shares, or that may restrict Buyer’s capacity to acquire or receive such Shares. Additionally, there are no pending lawsuits against Buyer that may adversely affect Buyer’s capacity to perform their obligations hereunder.

7.1.7. No advisors. No brokerage nor mediation fees nor any other fees related to the transaction contemplated in this Agreement are or will be due by Sellers and/or the Company to any broker, consultant, intermediary party or advisor of Buyer, being hereby agreed that any of the expenses mentioned in this Section, if due, shall be entirely paid by Buyer.

7.1.8. Purchase Price. The Purchase Price was freely agreed among the Parties and may not suffer any adjustment, retention or reduction, unless otherwise provided in this agreement.

7.1.9. Company’s Due Diligence. Buyer conducted a Legal Due Diligence, as well as carried out visits at the Company’s headquarters to inspect all of its assets. Sellers, nevertheless, will continue to be liable for liabilities and contingencies as provided herein, subject to the limitations set forth in Section 8 below.

7.1.10. Securities Law. On the Closing Date, RigNet is issuing the Stock, for the sole own account of Sellers and the acquisition of the Stock is not a violation of any applicable securities Laws of the United States of America.

8.	INDEMNIFICATION

8.1. Sellers’ Indemnity Obligation. The Executive Group, jointly and severally for matters derived from Sections 6.1.4 and 6.1.10 and severally for any other obligation, and Juan, Carlos, Rafael, Hubert, Andre and DLR2, in the proportion of their equity participation in the Company’s capital (in the form of Appendix I), hereby agree to indemnify and hold Buyer, RigNet and/or the Company and their respective Affiliates and successors, harmless from and against any and all Loss incurred as a result of (all of which an “Indemnified Loss” or “Indemnified Losses” as applicable)

(i) facts, actions or omissions that occurred prior to the Closing Date but that generated a Loss after the Closing Date;

(ii) any inaccuracy or misrepresentation or breach of any representation and warranty made by Sellers under this Agreement;

(iii) due to any Taxes levied over actions or omissions occurred prior to the Closing Date or over a taxable event occurred prior to the Closing Date but that generated a Loss after the Closing Date

(iv) due to any breach or non-fulfillment of any covenant or agreement made under this Agreement; and

(v) for Fraudulent actions in contracting the pacts provided in this Agreement and Fraud committed in the management of the Company and Intelie USA.

8.2. Limitations to Seller’s Obligations to Indemnify a Loss. It is hereby agreed that Sellers’ obligation to indemnify and hold Buyer, RigNet and/or the Company and their respective Affiliates and successors harmless from and against an Indemnified Loss shall be subjected to the following limitations:

(i) Sellers shall not indemnify pursuant to Section 8.1 (ii) above, for any existent obligation specifically disclosed in writing under this Agreement and in its Appendix and Schedules, except for:

(a) labor and Tax Losses, of any nature, related to services provided by Lelio, Juan and/or Carlos to the Company;

(b) any labor or Tax Losses derived from unlawful registration and payment of overtime, as described in Schedule 6.1.14; and

(c) any Tax Losses related to the unlawful collection of PIS/COFINS, as described in Schedule 6.1.16;

For Losses in letters (a) through (c), Sellers shall indemnify in its entirety.

(ii) Sellers obligation to indemnify pursuant to Section 8.1.(i) or breach of Section 8.1(ii) shall be limited to a total aggregate Loss amount (for all Losses put together) of 25% (twenty five percent) of the portion of the Purchase Price actually received by Sellers for any Loss, except Losses arising from breach of the representations and warranties contained in Sections 6.1.2., 6.1.3, 6.1.4., 6.1.5, 6.1.10 and 6.1.16. In any of such cases, Sellers obligation shall only be valid if an Indemnification Claim Notice is sent in 1 (one) year after the Closing Date. In the case of failure of Buyer of sending the Indemnification Claim Notice, Sellers will no longer be bound to such obligation. If such notice is sent, however, it will remain valid until the matter that gave cause to the Indemnification Claim Notice is completed;

(iii) Sellers obligation to indemnify pursuant to Sections 8.1(i) (ii) and (iii) with respect to a breach of the representation and warranties contained in Sections 6.1.2., 6.1.3, 6.1.4., 6.1.5, 6.1.10 and 6.1.16, or any matter related therewith, shall be limited to a total aggregate Loss amount (for all Losses put together) of 100% of the portion of the Purchase Price actually received by Sellers. Sellers obligation to indemnify such a Loss shall remain valid for the period equivalent to the statute of limitation of each of the obligations contained in Sections 6.1.2., 6.1.3, 6.1.4., 6.1.5, 6.1.10 and 6.1.16.

(iv) Sellers obligation to indemnify pursuant to Section 8.1(v) shall not be limited to any amount nor term.

8.2.1. No monetary amount shall be payable by Sellers pursuant to any part of Section 8.2(i) and 8.2(ii). above with respect to a Indemnification Claim Notice until the aggregate amount of Losses actually incurred with respect to such claims exceeds, on a cumulative basis, an amount equal to US$137,500.00 (the “Basket”), in which event Sellers shall be responsible not only to indemnify the full amount of the Basket but also the amount in excess of the Basket; provided, however, that claims as described in Sections 8.2 (iii) and (iv) shall not be subject to, or included in the calculation of, the Basket.

8.3. Buyer’s Indemnity Obligation. Buyer agrees to indemnify and hold Sellers and their respective Affiliates harmless from and against any and all Loss incurred as a result of:

(i)	any facts, actions or omissions that occurred after the Closing Date but limited to 25% (twenty five percent) of the Purchase Price;

(ii)	any inaccuracy or misrepresentation or breach of any warranty made by Buyer, especially those provided for in Section 7 above but limited to 25% (twenty five percent) of the Purchase Price; and

(iii)	any breach or non-fulfillment of any covenant or agreement made in this Agreement.

8.4. Indemnity Procedures. Should Buyer become aware of facts that give rise or threaten to give rise to an Indemnified Loss, Buyer shall send written notice to each Sellers’ Representative (“Indemnification Claim Notice”) containing, at least: (a) detailed information about the facts; (b) all available documents related to such facts and, if applicable, about the third party involved; (c) the estimated amount of the Indemnified Loss; (d) in case the Indemnified Losses involves a demand from a third party, a suggestion of the attorney that will conduct the defense of such third party claim and the respective legal fees proposal for conducting the defense, being the Sellers entitled to veto right over any attorneys proposed by Buyer on the basis exclusively on the efficiency of the legal fees. The Indemnified Loss suffered by the Company or Buyer, as the case may be, may refer to an Indemnified Loss arising from a third party’s demand (“Third Party’s Indemnification Claim”) or to an Indemnified Loss not related to any third party’s or Governmental Authority’s claims (“Company’s Indemnification Claim”). The Indemnification Claim Notice shall be sent to Sellers’ Representative in the shortest possible time, but in no event (a) after the 15 (fifteen) day term from the Buyer’s knowledge about the facts that give rise to a Company’s Indemnification Claim; or (b) after 1/2 (one half) of the time available for presentation of the defense and/or legal remedy applicable to a Third Party’s Indemnification Claim (“Defense”).

8.4.1. Buyer’s failure to comply with the terms for sending the Indemnification Claim Notice shall not exempt Sellers from payment of the indemnification related to the Company’s and/or Third Party’s Indemnification Claim, should such Indemnified Loss becomes due, provided that if Buyer’s failure jeopardizes the right of defense with respect to a Third Party’s Indemnification Claim, Buyer shall be responsible for the entire Loss.

8.4.2. Any Indemnified Loss materialized under a Company’s and/or Third Party’s Indemnification Claim to be paid by Sellers under this Agreement shall be paid to Buyer and/or to the Company at Buyer’s sole discretion, provided no additional costs to Sellers are generated. Any amount to be indemnified under this Section 8 shall be equivalent to the exact amount of the Indemnified Loss that generated such indemnification obligation and will be grossed up for related Tax costs or other amounts of any kind.

8.4.3. Sellers shall be liable for the payment of any Indemnified Loss owed to Buyer under this Agreement.

8.5. Third Party’s Indemnification Claim Procedures. Buyer shall, directly or indirectly through the Company assume the Defense of any Third Party Indemnification Claim with an attorney of its choice as indicated to Sellers’ Representative in the Indemnification Claim Notice, being the Sellers entitled to veto right over any attorneys proposed by Buyer based exclusively on the financial efficiency of the legal fees charged by the chosen attorney, provided that, for the Third Party Indemnifications Claims which are in course as of this date, the Parties agree to maintain the attorney appointed for their Defense so far. When assuming the Defense of such Third Party Indemnification Claim, Buyer shall endeavor its best efforts to cause the Defense to be carried out in the best possible way in order to prevent such Third Party’s Indemnification Claim from being due and, also, for the amount of such Third Party’s Indemnification Claim to be as low as possible. Sellers shall cooperate and provide any and all material or information requested by the Buyer for the construction of such Defense.

8.5.1. The Parties shall not settle or pay any amount related to Third Party’s Indemnification Claim without written prior consent of the other Party.

8.5.2. The Third Party’s Indemnification Claim shall be paid by Sellers in accordance with the procedures established in Section 8.7. below after effective disbursement due to a final and unappealable court decision, final arbitration award or settlement of the claim.

8.6. Company’s Indemnification Claim Procedures. In the event of an Indemnification Claim Notice related to a Company’s Indemnification Claim, Sellers’ Representative shall respond to the Indemnification Claim Notice no later than the 30th (thirtieth) day following Buyer’s delivery of any such Indemnification Claim Notice. Sellers’ Representative, on behalf of the Sellers, shall be entitled to object to the Indemnification Claim Notice related to a Company’s Indemnification Claim (or the amount of damages set forth). Buyer shall not offset any such amounts unless, until and only to the extent that Buyer receives an authorization to offset from Sellers or Buyer becomes entitled to make such offsetting by a court decision or arbitration award, as the case may be.

8.7. Indemnity Payment Mechanism. The payment of an Indemnified Loss shall observe the mechanisms below according to the nature of the Loss.

8.7.1. Payment Mechanism through Cancelling of Stock. (a) In the event of a Company’s Indemnification Claim or a Third Party’s Indemnification Claim occurred any time before the third anniversary of the Closing Date, Buyer shall be entitled to hold-off issuance of Stock – in each of such cases provided in Sections 2.3.2 through 2.3.5 - or refraining from removing the Legend, in the case of Section 2.3.1(ii), in that number of Stock necessary to satisfy the Company’s Indemnification Claim or the Third Party’s Indemnification Claim as the case may be, until final conclusion of both claims. (b) In the event of materialization of an Indemnified Loss, Buyer will notify Sellers, pursuant to Section 10.3, about such event and shall have the right to definitively cancel that number of shares of Stock with a VWAP based on the 20 (twenty) days immediately prior to the third Business Day prior to the payment due date in that amount necessary to satisfy the Loss, as provided in Section 2.4 of this Agreement.

8.7.2. Payment Mechanism through Direct Indemnity from Sellers. In the event of materialization of an Indemnified Loss, Buyer may, at its option and in lieu of cancellation of shares of Stock, demand payment of the Loss to Buyer within 3 (three) Business Days after the Indemnify Loss becomes due as provided in Section 8.2 of this Agreement.

8.8. Limitations on Obligations to Indemnify. Any right to indemnity that Buyer may claim under this Agreement shall be established without indemnity duplicity by the same event that resulted in the breach of more than one statement, warranty, liability or agreement.

9.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

9.1. Confidentiality. Except as required by law or stock exchange regulations, each Party shall hold confidential all information obtained in connection with this Agreement with respect to the other Party that is not otherwise of public knowledge, not independently known or developed, not received from a third party that is not subject to an obligation of confidentiality or not in the public domain through no fault of the receiving Party. Except as required by law or stock exchange regulations, each Party shall refrain from disclosing and shall hold confidential the terms and conditions of this Agreement, including the consideration to be paid hereunder, except to the extent that disclosure of such information is necessary or desirable for the consummation of the transactions contemplated hereby, demanded by any Governmental Authority or with the written consent of all other Parties hereto.

9.2. Public Announcements. Except as required by law or stock exchange regulations, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such form and manner determined by the Parties in common agreement.

9.3. Effectiveness. The obligations of this Section shall remain effective and binding upon the Parties as from the date hereof.

10.	GENERAL PROVISIONS

10.1. Penalty and Interest. Failure of either of the Parties to perform any payment provided in this Agreement within the terms provided herein shall subject the breaching Party to a penalty equivalent to 10% (ten percent) of the outstanding debt and immediately accrue interest at the rate of Selic calculated pro rata die.

10.2. Waiver of Sellers. Sellers hereby acknowledge that they have no further rights or claims against the Company other than those dealt with by this Agreement.

10.3. Notices. All notices, communications or information with respect to this Agreement shall be made in writing and delivered: (i) in person, (ii) by registered mail with notice of receipt; or (iii) by e-mail with notice of receipt, and shall be sent to the Parties in the following address or in any other indicated in writing with 10-day prior notice to the other Parties:

To Sellers’ Representatives (both):

Ricardo Gomes Clemente

Rua Guimarães Natal, 19, apto. 201, Copacabana, Zip Code 22011-090

City of Rio de Janeiro, State of Rio de Janeiro, Brazil

Email: ricardo@intelie.com

Lélio de Souza Júnior

Rua Silva Correia, 153, apto. 11, Vila Nova Conceição, Zip Code 04537-040

City of São Paulo, State of São Paulo, Brazil

Email: lelio.souza@intelie.com.br

Always with copy to all Sellers to the addresses informed in the preamble of this Agreement

To Buyer:

RIGNET SERVIÇOS DE TELECOMUNICAÇÕES BRASIL, LTDA.

Av. Atlântica, 1764 Cavaleiros

City of Macaé, State of Rio de Janeiro, Brazil

Att: Brad Eastman

Email: brad.eastman@rig.net

and

RigNet, Inc.

15115 Park Row, Suite 300

Houston, Texas, USA

Att: Brad Eastman

Email: brad.eastman@rig.net

Copy to:

Mayer Brown LLP

700 Louisiana Street

Suite 3400

Houston, TX 77002-2730

United States of America

Att: Robert Gray

Email: rgray@mayerbrown.com

Tauil & Chequer Advogados associado a Mayer Brown LLP

Rua Teixeira de Freitas, 31, 9th floor – Centro

Rio de Janeiro – RJ, Brazil

Zip Code 20021-350

Att.: Mr. Guilherme Vieira da Silva

Email: gvieira@mayerbrown.com

10.4. Entire Agreement. This Agreement, together with all Schedules referenced herein, represents the Parties’ entire agreement and supersedes all prior or contemporaneous verbal or written communications, proposals, representations or agreements with respect to its subject matter and prevails over any conflicting or additional terms of any quote, acknowledgment or similar communications between the Parties prior to this Agreement. No modification to this Agreement will be binding unless made in writing and signed by a duly authorized representative of each Party.

10.5. Governing Law and Dispute Resolution.

10.5.1. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. The Parties shall endeavor to settle amicably any dispute, controversy or claim among themselves arising out of or in connection with this Agreement. Failing amicable settlement within sixty (60) days of notification by any Party of any dispute, such dispute, including any question regarding the existence, validity or termination of this Agreement, shall be referred to arbitration under the Rules of the Brazil-Canada Chamber of Commerce (“CAM-CCBC”) with seat at Rio de Janeiro (RJ). The language to be used in the arbitral proceedings shall be English. The award of the arbitrators shall be final and binding upon the Parties. The award shall be enforced by any court of competent jurisdiction or other competent authority.

10.5.2. All obligations undertaken under this Agreement are subject to specific performance pursuant to the Brazilian Civil Procedure Code. The Parties may require the competent judicial authority to obtain the injunctions (or any other relief measures that cannot be obtained in arbitration) in the situations where the granting of measures of such nature are fundamental to ensure to the claiming Party the exercise of any right in connection herewith. The request made by one Party to a judicial authority to obtain such remedies, or the execution of similar remedies required by the arbitration tribunal, shall not be considered an infringement, breach or waiver of the arbitration provision and shall not affect or compromise the competence of the arbitration tribunal, including reviewing the remedy.

10.5.3. For the cases anticipated in Section 10.5.2 above, the Parties elect the central court of the City of Rio de Janeiro, State of Rio de Janeiro, as the sole competent forum, waiving any other jurisdiction, despite how privileged it may be.

10.6. Expenses and Taxes. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

10.7. Severability. If, at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. The Parties have fully reviewed and agreed in good faith to comply and recognize the validity of all the terms and conditions of this Agreement, hereby waiving any rights they might have under Applicable Laws to claim nullity of any condition established herein.

10.8. CD-ROM. The Parties hereby acknowledge that the information provided in the CD-ROM to be attached herewith as Schedule 4.6(iv) contain a true and complete set of the documents made available to Buyer with respect to the Company. The information contained in the Schedule 4.6(iv) shall not limit in any manner Seller’s obligation to indemnify, which will remain subjected to the mechanism established in Section 8 above, regardless of Buyer awareness of a given fact contained in Schedule 4.6(iv).

10.9. Waiver. Failure by either Party to exercise of rights and prerogatives established in this Agreement or in the Applicable Laws shall be deemed as a simple gratuity and shall not be deemed as a change or novation of the obligations set forth herein that shall be satisfied and due at any time regardless of any prior communication to the other Parties.

10.10. Governing Language. This Agreement is executed in English and Portuguese, being both versions of equal content and form. The English language version shall always prevail in case of conflicts or controversies between both versions.

10.11. Exclusive Remedies. The Parties agree that the remedies and claims that the Parties may have against each other for breach of obligations set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the only remedies available to the Parties.

10.12. Counterparts. This Agreement may be executed in 2 (two) originals, each being deemed an original, but all of which taken together shall constitute one and the same instrument.

10.13. Terms. All terms in this Agreement shall be counted as provided in the Brazilian Civil Procedure Code.

10.14. Enforceability. This instrument, which is executed in the presence of two witnesses, constitutes extrajudicial title to commence execution proceedings as provided for under the Brazilian Civil Procedure Code (articles 497, caput and sole paragraph, 499, 500, 536, 537, 815 e 816, caput and sole paragraph, of the Brazilian Civil Procedure Code), without prejudice to the reimbursement of losses and damages incurred by the demanding Party as a result of the non-fulfillment of such obligations. The Parties do not waive any action or measure (including claims for damages) that they may have at any time. The Parties expressly agree and bind themselves to specific performance of their obligations, and to accept and comply with injunctive and other orders to that effect.

10.15. Interpretation. This Agreement shall not be interpreted more strictly against any Party hereto regardless of which Party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by each Party.

10.16. Initials. Buyer, Sellers and the Company hereby authorize Ms. Larissa Rodrigues Pinho, enrolled with the CPF/MF under No. 056.556.997-02, to initialize, jointly or separately, on behalf of Buyer, and Mr. Lélio (as defined above) to initialize, on behalf of Sellers, this Agreement and its Schedules.

10.17. Sellers’ Representatives.

a) Each Seller hereby designate Lelio and Ricardo (as qualified above) to jointly act as the Sellers’ legal representatives (the “Sellers’ Representatives”). By executing this Agreement, the Sellers’ Representatives hereby accept such appointment and authorization to jointly act as Sellers’ Representatives, as and duly authorized attorney-in-fact on behalf of each Seller in accordance with the terms of this Agreement. This appointment is coupled with an interest and irrevocable. Each Seller hereby authorizes the Sellers’ Representatives to jointly (a) take all post-Closing actions necessary to consummate the transactions contemplated by this Agreement, (b) negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, undertakings, amendments and other documents required or permitted to be given in connection with the post-Closing actions in connection with the transactions contemplated by this Agreement; (c) determine and settle on behalf of all the Sellers any dispute regarding the earn-outs contemplated herein, (d) enforce and protect the rights and interest of the Sellers arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any claims for indemnification hereunder), (e) enforce payment of amounts due to a Seller under this Agreement on behalf of such Seller, in the name of Sellers’ Representatives or, if Sellers’ Representatives so elect, in the name of such Seller, (f) give and receive all notices and communications to be given or received under this Agreement on behalf of the Sellers or any Seller, and (g) to take all other post-Closing actions which under this Agreement may be taken by any Seller that Sellers’ Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement.

b) Sellers’ Representatives will not be liable for any act taken or omitted by it in good faith as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. Sellers’ Representatives will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith they believe to be genuine.

c) The Buyer, RigNet and the Company shall have the right to rely upon all actions taken or omitted to be taken by Sellers’ Representatives pursuant to this Agreement, in regard to the powers granted in item “a” above.

d) The authorizations of the Sellers’ Representatives under this Section 10.17 shall be effective until the earliest between (I) rights and obligations under this Agreement terminate by virtue of the termination of all obligations of the Sellers under this Agreement which shall be no earlier than the final distribution of the Stock; or (II) the limit date of validity of such powers which will be December 31st, 2020.

e) If any of the above cease to function in their capacity as Sellers’ Representatives for any reason (including by reason of a winding up and termination), the Sellers shall then promptly select (by majority vote) a Person to serve as htheir replacement with same powers and for the same duration.

[Remaining of the page intentionally left in blank. Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representatives in the presence of the two witnesses below.

Rio de Janeiro, January 15th, 2018.

Buyer:

RigNet Serviços de Telecomunicações Brasil Ltda.
Cícero Augusto Oliveira Alencar
Manager

Sellers:

Ricardo Gomes Clemente	Pedro Henriques dos Santos Teixeira

Jorge Luiz de Brito Falcão	Hubert Aureo Cerqueira Lima da Fonseca

Lélio de Souza Júnior	DLR2 Investimentos e Participações Ltda.
Lélio de Souza Júnior
Manager

Rafael Gomes Clemente	André Rego Macieira

Juan Pedro Alves Lopes	Carlos Erich Krämer Neto

Intervening Parties:

Intelie Soluções em Informática S.A.	Intelie Soluções em Informática S.A.
Ricardo Gomes Clemente	Pedro Henriques dos Santos Teixeira
Manager	Manager

RigNet, Inc.
Steven Pickett

Spouses:

Ana Laura Caiado Canedo Clemente	Gabriela Caroli de Souza
Ricardo Gomes Clemente’s Spouse	Pedro Henriques dos Santos Teixeira’s Spouse

Juliana Vinhoti Martins	Tatiana Holanda Cavalcanti Sirimarco Macieira
Lélio de Souza Júnior’s Spouse	André Rego Macieira’s Spouse

Jacqueline Abreu do Nascimento Telles Rodrigues	Rosselline Wanderoscky de Oliveira
Lopes	Carlos Erich Krämer Neto’s Spouse
Juan Pedro Alves Lopes’ Spouse

Witnesses:
1)	2)
Name:	Name:
RG:	RG:
CPF:	CPF: